EXHIBIT 2.1

                                                                  CONFORMED COPY
                                                        (AS AMENDED ON 30.08.02)





                              DATED 15TH JULY 2002








                          CONTINENTAL CASUALTY COMPANY





                                       AND





                                 TAWA UK LIMITED








                            SHARE PURCHASE AGREEMENT


                          for the sale and purchase of
                       the entire issued share capital of


                        CNA RE MANAGEMENT COMPANY LIMITED











                         LEBOEUF, LAMB, GREENE & MACRAE


                   UNITED STATES LAWYERS & ENGLISH SOLICITORS



                                       1


                                TABLE OF CONTENTS


1.    DEFINITIONS AND INTERPRETATION.................................................................5

2.    SALE AND PURCHASE.............................................................................20

3.    COMPLETION ADJUSTMENTS........................................................................21

4.    CONDITIONS TO COMPLETION......................................................................30

5.    COMPLETION....................................................................................37

6.    SELLER'S WARRANTIES...........................................................................39

7.    REMEDIES FOR BREACH...........................................................................42

8.    LIMITATIONS ON SELLER'S LIABILITY.............................................................43

9.    SELLER'S UNDERTAKINGS.........................................................................49

10.   BUYER'S UNDERTAKINGS..........................................................................55

11.   BUYER'S WARRANTIES............................................................................57

12.   PENSIONS......................................................................................59

13.   NOVATION......................................................................................60

14.   RESTRUCTURING.................................................................................61

15.   GOVERNING LAW AND DISPUTES....................................................................63

16.   MISCELLANEOUS PROVISIONS......................................................................66

   SCHEDULE 1.......................................................................................74

   INFORMATION ABOUT THE TARGET COMPANY AND THE TARGET SUBSIDIARY...................................74

   SCHEDULE 2.......................................................................................74

   ITEMS FOR DELIVERY BY THE SELLER AT COMPLETION...................................................74

   SCHEDULE 3.......................................................................................74

   WARRANTIES.......................................................................................74


                                       2


   SCHEDULE 4......................................................................................74

   ACTION PENDING COMPLETION.......................................................................74

   SCHEDULE 5......................................................................................74

   THE REAL PROPERTIES.............................................................................74

   SCHEDULE 6......................................................................................74

   INTELLECTUAL PROPERTY...........................................................................74

   SCHEDULE 7......................................................................................75

   PART I - COMPLETION ADJUSTMENT..................................................................75

   PART II - WORKED EXAMPLE........................................................................87

   SCHEDULE 8......................................................................................87

   NOVATION AGREEMENT..............................................................................87

   SCHEDULE 9......................................................................................87

   MAC THRESHOLDS - (MAC 4.6 ILLUSTRATION 19_6.XLS)................................................87

   SCHEDULE 10.....................................................................................87

   PENSION SUBSTITUTION DEED.......................................................................87

   SCHEDULE 11.....................................................................................88

   REINSURANCE RECOVERABLES........................................................................88


                              AGREED FORM DOCUMENTS

1.      Tax Deed

2.      Management Fee Security Deed

3.      Distribution Security Deed

4.      Stop Loss Contract

5.      Pro Forma Balance Sheet



                                       3


6.      Management Agreement

7. Settlement with respect to Allianz Stop Loss from 1999, 2000 and 2001 accident years

8. Settlement of 100 per cent quota share for 1987 and prior underwriting years

9. Settlement of aggregate stop loss providing $125,000,000 of cover in respect of underwriting years 1997, 1998 and 1999

10.     Commutation of CRG reinsurance facility

11.     Commutation of BU2 reinsurance facility

12. Retrocession contract in respect of CNA Re (UK) net exposure in respect of the IGI portfolio

13. Agreement with respect to Underwriters Re Stop Loss for 2000 and 2001 accident years

14. 2002 outwards reinsurance treaty where cover does not survive change of control (Swiss Re)

15. 2002 outwards reinsurance treaty where cover does not survive change of control (other)

16. Retrocession contract in respect of CNA Re (UK) net exposure in respect of liabilities settled under the PPG settlement agreement

17.     Trade Mark Licence Agreement

18.     Broker Ledger Settlement Deed

19.     IGI Transfer of Balance Agreement



                                       4


        THIS AGREEMENT is made on 15th July 2002

        BETWEEN:

        (1) CONTINENTAL CASUALTY COMPANY, a corporation incorporated under the laws of the State of Illinois, USA, whose principal place of business is at CNA Plaza, 333 South Wabash Avenue, Chicago, Illinois 60685, USA (the "SELLER"); and

        (2) TAWA UK LIMITED, a company incorporated under the laws of England and Wales under number 4200676, whose registered office is at No.1 Minster Court, Mincing Lane, London EC3R 7AA (the "BUYER").

        RECITAL:

        The Seller wishes to sell and the Buyer wishes to purchase the entire issued share capital of CNA Re Management Company Limited (the "TARGET COMPANY") on the terms and subject to the conditions of this Agreement.

        IT IS AGREED as follows:

1.      DEFINITIONS AND INTERPRETATION

1.1     SPECIFIC DEFINITIONS

        In this Agreement:

        "ACCOUNTS" means each Target Group Company's individual accounts (as that term is used in section 226 of the Companies Act) and the Target Group's group accounts (as that term is used in section 227 of the Companies Act) for the financial year ended on the Last Accounting Date, the auditors' reports on those accounts and the directors' report of each Target Group Company for that year;

        "ADDITIONAL CONSIDERATION" means the additional consideration referred to in Clause 3.5.1;

        "ANNUAL REGULATORY RETURNS" means the returns of the Target Subsidiary for the years ended 31 December 2001, 31 December 2000 and 31 December 1999 together with all exhibits and schedules thereto, as furnished to HM Treasury or the FSA, as the case may be, pursuant to the ICA or FSMA, as appropriate;

        "ALLIANZ CONTRACT" means the agreement with respect to the Allianz Stop Loss Contract from the 1999, 2000 and 2001 accident years in the Agreed Form;

        "APPROVED" is defined in paragraph 19.1 of Schedule 3;

        "APPROVED SETTLEMENTS" is defined in Clause 4.6.2(d);



                                       5


        "ASSUMED REINSURANCE" means reinsurance assumed by the Target Subsidiary from any ceding insurer or reinsurer;

        "BUYER'S ADDITIONAL CAPITAL" is defined in Clause 3.1.1(a);

        "BUYER'S SOLICITORS" means LeBoeuf, Lamb, Greene & MacRae of No. 1 Minster Court, Mincing Lane, London EC3R 7AA;

        "CEDED REINSURANCE" means reinsurance ceded by the Target Subsidiary to any reinsurer;

        "CHF" shall mean Swiss Franc;

        "CLOSING F/X ADJUSTMENT" shall mean the sum of (i) the lesser of (a) one-half of the Net F/X Losses or (b) one-half of the foreign currency loss/gain shown in Ending Foreign Currency Statement and (ii) the Excess Net F/X Loss if the Seller has given an undertaking to contribute the Excess Net F/X Loss in order to avoid a Material Adverse Change.

        "COMPLETION" means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

        "COMPLETION ACCOUNTS" is defined in Clause 1(b) of Schedule 7;

        "COMPLETION ADJUSTMENT" is defined in Clause 4.2.1 of Schedule 7;

        "COMPLETION BALANCE" is defined in Clause 3.1.1(b);

        "COMPLETION DATE" means the date on which Completion takes place in accordance with Clause 5.1;

        "COMPUTER PROGRAMS" means current versions of existing (i) computer programs, including all object code, all executables, and all available source code, (ii) descriptions, flow-charts and other work product used to design, plan, organise and develop any of the foregoing, and (iii) documentation, including user manuals and training materials, relating to any of the foregoing;

        "CONFIDENTIAL BUSINESS INFORMATION" means all information relating to the business written by the Target Subsidiary and all claims arising thereunder;

        "CONVERTED REVALUED AMOUNTS" shall mean the aggregate of the negative amounts set out against the line "Excess assets over liabilities at 31/12/01" in Appendix 1 to the First Amendment Letter converted into the amounts of their respective Foreign Currencies using the exchange rate as at 31 December 2001 set out in Appendix 1 to the First Amendment Letter, and then reconverted to a USD amount using the Prescribed Exchange Rate;

        "CURRENT USE" means in relation to each Real Property, the use specified as the current use of that Real Property in Schedule 5;



                                       6


        "DATA" means any data or information solely used by or for the sole benefit of a Target Group Company at any time and stored electronically at any time;

        "DATA ROOM" means the forty seven files of documents and information relating to the Target Group identified as such and initialled by the parties for identification on the front of each such file and the index of such files also initialled by the parties for identification

        "DEFAULTING PARTY" is defined in Clause 7.1;

        "DISCLOSED SCHEME" is defined in paragraph 19.1 of Schedule 3;

        "DISCLOSURE LETTER" means the letter from the Seller to the Buyer in relation to the Warranties having the same date as this Agreement;

        "DISTRIBUTIONS" means:

        (a) all profits of the Target Subsidiary available for distribution and resolved to be distributed in accordance with applicable laws and any required approvals of the relevant authorities; and

        (b) all repayments of capital (including reductions which result in repayments of capital) of the Target Subsidiary and all repurchases of shares by the Target Subsidiary made in accordance with applicable laws and any required approvals of the relevant authorities and, if necessary, sanctioned by a court;

        "DISTRIBUTION SECURITY" means the security deed in the Agreed Form pursuant to which the Buyer grants the Seller a first charge over the Sale Shares;

        "DKK" shall mean Danish Krone;

        "EMPLOYEE" is defined in paragraph 19.1 of Schedule 3;

        "ENDING FOREIGN CURRENCY STATEMENT" shall mean the statement referred to in paragraph 4.1 of Schedule 4;

        "ESCROW AMOUNT" is defined in Clause 3.8.1(a);

        "ESTIMATED COMPLETION ADJUSTMENT" means the amount which the Completion Adjustment would be if the criteria in paragraph 4 of Schedule 7 were applied on the last day of the month preceding the delivery of the calculation pursuant to Clause 4.4.1;

        "EUR" shall mean Euros;

        "EXCESS NET F/X LOSS" shall mean the amount of the Net F/X Losses in excess of $40 million ($40,000,000);



                                       7


        "FIRST AMENDMENT LETTER" shall mean the letter between the Buyer and the Seller dated 30 August 2002 amending this Agreement;

        "FOREIGN CURRENCY" shall mean a currency other than USD displayed in Appendix 1 of the First Amendment Letter;

        "GBP" shall mean pounds Sterling;

        "HARDWARE" means any computer equipment owned by and solely used by or for the sole benefit of a Target Group Company at any time including, without limitation, PCs, servers, mainframes, screens, terminals, keyboards, disks, printers, cabling, associated and peripheral electronic equipment but excluding all Computer Programs;

        "IGI RETROCESSION" means the Aggregate Retrocession Agreement of the IGI Loss Portfolio in the Agreed Form;

        "INITIAL CONSIDERATION" means the initial consideration referred to in Clause 2.2.2;

        "INSURANCE CONTRACT" means any contract by which a person has provided insurance to another person;

        "INVESTED ASSETS" means transferable shares and other transferable variable yield securities and transferable units in unit trusts, transferable debt securities and other transferable fixed income securities;

        "INVESTMENT INCOME ADJUSTMENT" is defined in Clause 3.1.1(d);

        "INVESTMENT INCOME DEDUCTION" is defined in Clause 3.1.1(c);

        "INVESTMENT POLICIES" means the overall investment policies used in the management of a person's investment portfolio, including policies with respect to duration, liquidity, currency, asset allocation and asset quality;

        "KEY EMPLOYEES" means Cathy Pierce, Debra Lynn McClenahan, Ralph Richard Mueller and Marcia Munn provided that such persons are employed by the Seller or one of its Affiliates at the time that their services are required under this Agreement, and such other persons as may be agreed between the Buyer and the Seller from time to time;

        "LAST ACCOUNTING DATE" means 31 December 2001;

        "LEASE" is defined in paragraph 11.9 of Schedule 3;

        "LICENSED COMPUTER PROGRAMS" shall have the meaning given in paragraph 7.4.2(b) of Schedule 3;

        "LOSS CALCULATION" means the adjustment for any loss which would be recognised if the criteria in paragraph 5.2(e)(ii) of Schedule 7 were applied on the last day of the month preceding the delivery of the calculation pursuant to Clause 4.5;



                                       8


        "LOSS TERMINATION NOTICE" is defined in Clause 4.5.2;

        "MAC MANAGEMENT ACCOUNTS" is defined in Clause 4.6.2;

        "MAJOR CLAIM" means any Relevant Claim or a claim for a breach of Clause 6.4(a) which exceeds $6,000,000 (six million dollars);

        "MANAGEMENT ACCOUNTS" means the Target Group's unaudited profit and loss account for the period starting on the day after the Last Accounting Date and ending on, and the Target Group's unaudited balance sheet as at, 31 March 2002;

        "MANAGEMENT AGREEMENT" means the agreement in the Agreed Form to be entered into between the Manager, the Target Company and the Target Subsidiary for the management of the run off of the Target Subsidiary;

        "MANAGEMENT AGREEMENT VARIATION" is defined in Clause 3.11.1;

        "MANAGEMENT FEE" means the gross amount of all payments (whether in respect of fees, charges, interest, costs, disbursements or howsoever otherwise characterised) made by the Target Subsidiary to the Manager, the Target Company or any Affiliate of the Buyer whether pursuant to the Management Agreement or any other agreement or arrangement whatsoever including fees due to the Manager pursuant to paragraph 1.1 of Schedule 2 to the Management Agreement but excluding:

                (i) third party costs and expenses incurred by the Target Subsidiary in accordance with paragraph 3.1 of Schedule 2 to the Management Agreement provided that such costs and expenses have been necessarily and properly incurred and in the case of Affiliates are at rates no less favourable to the Target Subsidiary than arms-length rates;

                (ii) costs necessarily and properly incurred by the Target Company in providing services pursuant to the Management Agreement and reimbursable by the Target Subsidiary to the Target Company pursuant to paragraph 1.1 of Schedule 3 to the Management Agreement, provided that such costs are at commercially reasonable rates;

                (iii) any fees and expenses paid by the Target Subsidiary to an Affiliate in respect of services (including legal services) falling outside the scope of the Management Agreement and which are necessarily and properly incurred by the Target Subsidiary at rates no less favourable to the Target Subsidiary than: (a) arms-length rates; or (b) inter company rates charged for similar services to other Affiliates of the Buyer and provided such rates are commercially reasonable;

                (iv)    any amounts due under the VATA; and

                (v) Distributions made by the Target Subsidiary, including distributions as are otherwise made to the shareholders of the Target Subsidiary, whether of



                                       9

                        profits or capital, made by any unlawful means (including pursuant to a members' voluntary winding-up).


        For the purposes of this definition, "AFFILIATE" includes any associated undertaking of the Buyer or any holding company of the Buyer;

        "MANAGEMENT FEE SECURITY" means the security deed in the Agreed Form pursuant to which the Manager assigns by way of security to the Seller, and grants the Seller a first charge over, certain of its rights to payment of the Management Fee;

        "MANAGER" means Tawa Management Limited;

        "MARK TO MARKET" is defined in paragraph 1(c) of Schedule 7;

        "MATERIAL ADVERSE CHANGE" means either:

        (a) any material adverse change in the business, operations, assets, liabilities or financial condition of the Target Group Companies taken as a whole but excluding:

                (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or financial, banking, currency or capital markets in general; and

                (ii) any adverse change or effect that is caused by or that arises out of an event or conditions affecting the insurance and reinsurance industry generally unless that adverse change or effect falls outside paragraph (i) and materially impairs the ability of the Seller or any of the Seller's Affiliates or any other reinsurer of the Target Subsidiary which individually represents 5% or more of the reinsurers' share of the Target Subsidiary's technical provisions as at the Last Accounting Date to fulfill its obligations in respect of reinsurance contracts ceded by the Target Subsidiary and remaining in force at Completion; and

                (iii) any adverse change or effect resulting from the proposal or announcement of the transaction as contemplated by this Agreement; or

        (b) a material adverse change having been deemed to have occurred in accordance with Clause 4.6; or

        (c) where (i) the Net F/X Losses exceed $40 million and (ii) the Seller has not, within two business days of the determination of the Net F/X Losses, given an irrevocable undertaking to contribute the Net F/X Losses in excess of $40 million ($40,000,000) as provided by Schedule 4;

        "NET F/X LOSSES" shall mean the aggregate of (i) the Converted Revalued Amounts, (ii) the Net Settled Gains and Losses and (iii) the Option Fee;


                                       10


        "NET SETTLED GAINS AND LOSSES" shall mean USD 1,501,175 or such other figure as the parties shall agree in respect of the lines "Other forex gains" and "Forex sales in 2002" in Appendix 1 of the First Amendment Letter;

        "NET SETTLEMENTS" is defined in Clause 4.6.3;

        "NEW BUYER" is defined in Clause 13.1;

        "NEWCO" is defined in Clause 14.1.1;

        "NOK" shall mean Norway Krone;

        "NON DEFAULTING PARTY" is defined in Clause 7.1;

        "NON-UK PENSION ARRANGEMENT" is defined in paragraph 19.1 of Schedule 3;

        "OPTION FEE" shall mean the fee, if any, paid by the Target Subsidiary on option contracts comprised in the Hedge Transactions;

        "OUTSTANDING COMPLETION BALANCE" is defined in Clause 3.1.1(e);

        "OWNER" means in relation to each Real Property, the company that is named as the owner in Schedule 5;

        "PAYMENT AMOUNT" is defined in Clause 3.1.1(f);

        "PAST SUBSIDIARIES" means CNA Underwriting Agencies Limited, CNA Corporate Capital Limited and London Market Reinsurance Services Limited;

        "PERMIT" means a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation, or a filing of a notification, report or assessment, necessary in any jurisdiction for the effective operation of a Target Group Company's business, its ownership, possession, occupation or use of an asset or its execution or performance of this Agreement;

        "POLICIES" is defined in paragraph 10.1 of Schedule 3;

        "POST-COMPLETION 1987 AND PRIOR AMOUNTS" is defined in Clause 3.13.1(b);

        "POST-COMPLETION OTHER AMOUNTS" is defined in Clause 3.1.1(h);

        "PRE-COMPLETION 1987 AND PRIOR AMOUNTS" is defined in Clause 3.13.1(a);

        "PRE-COMPLETION OTHER AMOUNTS" is defined in Clause 3.1.1(g);

        "PRE-CONTRACT AGREEMENTS" means the letter of intent dated 15 March 2002 between the Seller and the Buyer, the confidentiality agreement dated 12 October 2001 between the Seller and the Buyer and the exclusivity agreement (and each extension thereto), dated 29 January 2002 between the Seller and the Buyer;



                                       11


        "PRESCRIBED EXCHANGE RATE" shall mean:

                (i) for GBP and EUR, the weighted average strike value of the Hedge Transactions for that Foreign Currency; or

                (ii) for other Foreign Currencies, the foreign exchange rate against USD provided by Bloomberg on the historical pricing screen on the date the last Hedge Transaction is effected;

        "PRO FORMA BALANCE SHEET" means the pro forma balance sheet for the Target Group Companies in the Agreed Form;

        "REAL PROPERTY" means the property or properties details of which are set out in Schedule 5 and includes an individual property and a part of an individual property but for the purposes of paragraphs 11.2 to 11.9 of Schedule 3, means only the properties at the London Underwriting Centre and the Corn Exchange London;

        "REINSURANCE CONTRACT" means any contract, treaty or associated trust agreement, by which a person has provided reinsurance to any ceding insurer;

        "REINSURANCE RECOVERABLES" is defined in Clause 3.1.1(i);

        "RELEVANT CLAIM" means a claim by the Buyer in respect of a breach of Clause 6.1;

        "RELEVANT CONTRACT" is defined in paragraph 8.1.1 of Schedule 3;

        "RELEVANT F/X PERIOD" shall mean the period from 1 January 2002 to 6 January 2003 inclusive, or, if any of the Hedge Transactions are terminated prior to 31 December 2002 without the Seller's written consent, the period from 1 January 2002 to the date three days after the date of the first such termination;

        "RELEVANT MONTH END" is defined in Clause 4.6.1;

        "RELEVANT PERCENTAGE" is defined in Clause 3.1.1(j);

        "RELEVANT PERIOD" means (i) the period from the Completion Date to the last day of the Quarter in which the Completion Date occurs, inclusive of each date; and (ii) each subsequent Quarter;

        "RESTRUCTURING" is defined in Clause 14.1;

        "RETROCESSION CONTRACT" means any contract, treaty or associated trust agreement, by which any person has reinsured a Reinsurance Contract;

        "SALE SHARES" means 332,067,741 fully-paid ordinary shares of Pound Sterling 1.00 each of the Target Company comprising the whole of the issued share capital of the Target Company;



                                       12


        "SECTION 107 TAX LOSSES" means the reduction in tax losses attributable to the making of an election by the Target Subsidiary under Section 107 of the Finance Act 2000;

        "SEK" shall mean Swedish Krona;

        "SELLER'S ADDITIONAL CAPITAL" is defined in Clause 3.1.1(k);

        "SELLER'S SCHEME" is defined in Clause 19.1 of Schedule 3;

        "SELLER'S SOLICITORS" means Lovells of 65 Holborn Viaduct, London EC1A 2DY;

        "SHRINK WRAP COMPUTER PROGRAMS" shall have the meaning given in paragraph 7.4.2(c) of Schedule 3;

        "STAKEHOLDER" is defined in Clause 3.7.1;

        "STOP LOSS CONTRACT" means the stop loss contract between the Seller and the Target Subsidiary in the Agreed Form;

        "SUBSCRIPTION AMOUNT" is defined in Clause 3.1.1(l);

        "TARGET COMPANY" means CNA Re Management Company Limited, a company incorporated in England and Wales (registered number 1681059), whose registered office is at Corn Exchange, Mark Lane, London EC3R 7NE;

        "TARGET GROUP" means the Target Company and the Target Subsidiary;

        "TARGET GROUP COMPANY" means the Target Company or the Target
        Subsidiary;

        "TARGET SUBSIDIARY" means CNA Reinsurance Company Limited, a company incorporated in England and Wales (registered number 1086556), whose registered office is at Corn Exchange, Mark Lane, London EC3R 7NE;

        "TAX AUTHORITY" is defined in the Tax Deed;

        "TAX DEED" means the tax deed between the Seller and the Buyer in the Agreed Form;

        "TERMINATION NOTICE" is defined in Clause 4.4.2;

        "TERMINATION OBJECTION NOTICE" is defined in Clause 4.4.3;

        "THRESHOLD AMOUNT" is defined in Clause 3.1.1(m);

        "TOTAL CASH FLOW" is defined in Clause 4.6.2(a);

        "TOTAL SETTLEMENTS" is defined in Clause 4.6.2(b);

        "TRIGGER DISTRIBUTIONS" means Distributions (and distributions as are otherwise made to the shareholders of the Target Subsidiary, whether of profits or capital, made by any



                                       13


        lawful means, including pursuant to a members' voluntary winding-up) which have actually been received by the Target Company and are either:

        (i)     paid by the Target Company to the Buyer; or

        (ii) legally capable of being paid by the Target Company to the Buyer and which the Target Company has resolved to distribute in accordance with Clause 10.1;

        "UNDERWRITERS RE CONTRACT" means the Agreement with respect to the Underwriters Re Stop Loss Contract from the 2000 and 2001 accident years in the Agreed Form;

        "USD" shall mean United States Dollars;

        "W" is defined in Clause 3.1.1(n);

        "WARRANTY" means a statement contained in Schedule 3; and

        "WTC SETTLEMENTS" is defined in Clause 4.6.2(c).

1.2     GENERAL DEFINITIONS

        In this Agreement:

        "AFFILIATE" means, in relation to a company:

        (a) a company which is, on or after the date of this Agreement, its subsidiary or holding company, or a subsidiary of such holding company; and

        (b) an undertaking which is, on or after the date of this Agreement, its subsidiary undertaking or parent undertaking, or a subsidiary undertaking of such parent undertaking;

        an "AGREED FORM" document means the form of the document most recently agreed by the parties and initialled and dated by them for identification on or prior to the date of this Agreement;

        "THIS AGREEMENT" means this agreement together with all its recitals and its Schedules;

        "BUSINESS DAY" means a day (other than a Saturday and a Sunday) on which banks generally are open for business in London and Chicago, and (if the phrase is used in the context of a reference to a day on which the payment or purchase of any sum in any currency is due) in the principal financial centre of the country of such currency;

        "COMPANIES ACT" means the Companies Act 1985;



                                       14


        "COMPANIES ACTS" means the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

        "CONTROLLING INTEREST" means, with respect to a person that is a corporation having voting securities, the beneficial ownership, directly or indirectly, of more than 50 per cent of the voting securities of such person or, with respect to a person that is not such a corporation, the power to direct the management or policies of such person, whether by operation of law, by contract or otherwise;

        "CREDIT INSTITUTION" has the meaning attributed to it in section 262(1) of the Companies Act;

        "CRTP ACT" is defined in Clause 16.12.3;

        "DAY" means a period of 24 hours beginning and ending on 00.00 midnight;

        "DISPUTE" means a dispute between the parties under, arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination;

        "$" and "DOLLARS" denote the lawful currency of the United States of America;

        "ENCUMBRANCE" means a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including title transfer and retention arrangements) having a similar effect;

        "ERA" means Employment Rights Act 1996;

        "EXPERT" means an independent firm of chartered accountants or consulting actuaries agreed upon by the parties or (failing agreement) selected (at the instance of either party) by, in the case of a firm of chartered accountants, the President for the time being of the Institute of Chartered Accountants for England and Wales, and in the case of a firm of consulting actuaries, the President for the time being of the Institute of Actuaries;

        "FSA" means the Financial Services Authority;

        "FSMA" means the Financial Services and Markets Act 2000;

        "HOLDING COMPANY" is as defined in section 736 of the Companies Act;

        "ICA" means the Insurance Companies Act 1982;

        "INDEBTEDNESS" means and includes any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;



                                       15


        "INSURANCE REGULATIONS" means any regulations, orders or rules made pursuant to the Companies Act, ICA or FSMA in each case insofar as they apply to insurance companies or the carrying on of insurance business;

        "IPT" means insurance premium tax;

        "LIBOR" means, in respect of each Relevant Period, the rate per annum equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth per cent.) of the average of the offered quotations of the Reference Banks, which appear on the relevant page (as defined in Clause 1.3.3) for a 12 month period at or about 11.00 am on the second business day before the first day of such Relevant Period;

        "MONTH" means a calendar month;

        "PART IV PERMISSION" means permission to carry on one or more regulated activities pursuant to Part IV of FSMA;

        "PAYMENT ACCOUNT DETAILS" means, in relation to any payment to be made under or pursuant to this Agreement, the same account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, bankers draft, telegraphic or other electronic means of transfer) to the payee;

        "PARENT UNDERTAKING" shall be construed in accordance with section 258 of the Companies Act;

        "PARTY" means, subject to any express contrary indication, a party to this Agreement;

        "PERSON" means any person, firm, company, corporation, society, trust, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or two or more of these;

        "PROCEEDINGS" means any suit, action or proceedings arising out of or in connection with this Agreement;

        "QUARTER" means each period of three months commencing on 1 January, 1 April, 1 July and 1 October in each year;

        "REFERENCE BANKS" means the relevant principal offices of the National Westminster Bank Plc, Barclays Bank PLC and HSBC Bank plc (or such other bank or banks as the parties may from time to time select with the approval of the other party, such approval not to be unreasonably withheld, conditioned or delayed), provided that, if any Reference Bank does not give a quotation required at the time relevant for the purposes of calculating any exchange rate or interest rate hereunder, then such exchange rate or, as the case may be, interest rate shall be determined by reference to the quotations which are so given by the remaining Reference Banks;

        "REFERENCE EXCHANGE RATE" means the average of the quotations given, at approximately 11:00 hours time 2 business days before the relevant date, by the



                                       16


        Reference Banks for the rate (including all commission, charges, fees and expenses payable) at which each of them would sell the first currency (as defined in Clause 1.3.1(j)) in exchange for the second currency (as defined in Clause 1.3.1(j)) on the relevant date, in the relevant amount;

        "SERVICE DOCUMENT" means a writ, application, claim, summons, petition, order, award, judgment or other document relating to any Proceedings;

        "POUND STERLING" and "STERLING" denote the lawful currency of the United Kingdom;

        "SUBSIDIARY" is as defined in section 736 of the Companies Act;

        "SUBSIDIARY UNDERTAKING" shall be construed in accordance with section 258 of the Companies Act;

        "TAX" and "TAXATION" each mean any form of tax or taxation as contained in the definition of "Taxation" in the Tax Deed;

        "TAXES ACT" means the Income and Corporation Taxes Act 1988;

        "TCGA" means the Taxation of Chargeable Gains Act 1992;

        "TRADE UNION" is as defined in section 1 TULRCA;

        "TULRCA" means the Trade Union and Labour Relations (Consolidation) Act 1992;

        "TUPE" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

        "VATA" means, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation; and

        "WEEK" means a period of 7 consecutive days from a defined date.

1.3     INTERPRETATION

1.3.1   In this Agreement, subject to any express contrary indication:

        (a) words (including the definitions in Clauses 1.1 and 1.2) importing the singular shall include the plural and vice versa;

        (b) any reference to a person shall be construed as including a reference to its successors, permitted transferees and permitted assignees in accordance with their respective interests;

        (c) any reference to this Agreement or any other agreement or document shall be construed as a reference to that agreement or document as it may have been, or may from time to time be, amended, varied, novated, replaced or supplemented;



                                       17


        (d) any reference to a "CLAUSE" shall be construed as a reference to a Clause of this Agreement;

        (e) "INCLUDE" and "INCLUDING" shall be construed without limitation and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

        (f) any references to "IN WRITING" shall include any modes of reproducing words in a legible and non-transitory form;

        (g) any reference to a "PARAGRAPH" shall be construed as a reference to a paragraph of the Schedule in which such reference appears;

        (h) any reference to a "SCHEDULE" shall be construed as a reference to a Schedule to this Agreement;

        (i) any reference to a statute or enactment shall be construed as a reference to such statute as it may have been, or may from time to time be, amended or re-enacted and any subordinate legislation made or thing done, or may from time to time be done, under the statute or enactment;

        (j) any reference to the "EQUIVALENT" on any given date in any currency (the "FIRST CURRENCY") of an amount denominated in another currency (the "SECOND CURRENCY") is a reference to the amount of the second currency which could be purchased with the amount of the first currency at the Reference Exchange Rate;

        (k) any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

        (l)     references to times of day are to London time; and

        (m) where any of the Warranties is qualified by the expression "so far as the Seller is aware" or any other similar expression in determining whether the Seller has the knowledge referred to in that Warranty it shall be treated as knowing only those matters that are known to any of its directors or to the following persons: Debra McClenahan, Ralph Richard Mueller, Cathy Pierce, Marcia Munn, Kenneth S. De Vries, Edward J. Lavin, Dennis R. Hemme, Stephen Baxter and Ron Swanstrom.

1.3.2 Tables of contents and all headings in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3.3 For the purposes of the definition of LIBOR "RELEVANT PAGE" means the page of the Reuters Monitor Rates Service designated for the display of London Interbank Offered Rates for the currency of the relevant amount (being currently "LIBO" in the case of Dollars) or, if such page or such service ceases to be available, such other page or such



                                       18


        other service (as the case may be) for the purpose of displaying London Interbank Offered Rates for such currency as the parties may agree or, in the absence of agreement, as the Expert, after consultation with the parties shall, on the application of either party, select.



                                       19


2.      SALE AND PURCHASE

2.1     AGREEMENT TO SELL THE SALE SHARES

2.1.1 The Seller agrees to sell with full title guarantee and the Buyer agrees to buy the Sale Shares and all rights attaching or accruing to the Sale Shares (including the right to receive all dividends, distributions or any return on capital declared, paid or made by the Target Company) at or after the date of this Agreement, free of any encumbrance.

2.1.2 The Seller waives all rights of pre-emption over any of the Sale Shares conferred on it by the articles of association of the Target Company or in any other way and undertakes to take, and procure the taking of, all steps necessary to ensure that any rights of pre-emption are waived.

2.2     PURCHASE PRICE

2.2.1 The purchase price of the Sale Shares shall be the aggregate of the Initial Consideration and, if any, the Additional Consideration.

2.2.2 The Initial Consideration shall be $1.00 payable on Completion to the Seller in the manner prescribed by Clause 5.3(a).

2.2.3 The Additional Consideration (if any) shall be calculated in accordance with Clause 3.2 or Clause 3.3.3 or Clause 2A.3(2) of the Tax Deed (as appropriate) and be payable in accordance with Clause 3.6 provided that the Additional Consideration and any interest thereon shall not exceed $118,999,999 (one hundred and eighteen million, nine hundred and ninety nine thousand and nine hundred and ninety nine dollars).

2.3     STAMP DUTY

2.3.1 The Seller shall pay any stamp duty in respect of the transfer of the Sale Shares to the Buyer.

2.3.2 At Completion, the Seller shall retain the executed transfer(s) in respect of the Sale Shares to the Buyer or its nominee(s). The Seller undertakes that it shall within 10 business days of execution of the transfer(s) of the Sale Shares apply for adjudication for stamp duty in respect of the transfer(s). The Seller undertakes to discharge promptly any stamp duty payable in respect of the transfer(s) and to deliver to the Buyer the duly stamped transfer(s) on receipt of the same from the Stamp Office.

2.3.3 The Seller shall have conduct of the application for adjudication in respect of stamp duty on the transfer(s) of the Sale Shares and in respect of any dispute in relation to such application subject to considering any reasonable comments or requests of the Buyer. The Seller shall provide copies of all correspondence with the Inland Revenue in relation to the application and any related dispute to the Buyer. The Buyer shall provide the Seller (at Seller's cost) with such assistance as may be reasonably required for the purposes of the application and any related dispute.



                                       20


3.      COMPLETION ADJUSTMENTS

3.1     DEFINITIONS

3.1.1 For the purposes of this Clause 3, the following definitions shall apply:

        (a) "BUYER'S ADDITIONAL CAPITAL" means any ordinary shares which may be required to be subscribed by the Buyer pursuant to Clause 3.2;

        (b) "COMPLETION BALANCE" means the amount by which the Completion Adjustment is greater than zero;

        (c) "INVESTMENT INCOME DEDUCTION" means the amount by which the Investment Income Adjustment is greater than $15,000,000 (fifteen million dollars);

        (d) "INVESTMENT INCOME ADJUSTMENT" means Investment Income (as defined in paragraph 4.2.2(a) of Schedule 7) less Administrative Expenses (as defined in paragraph 4.2.2(b) of Schedule 7) taken into account in the Completion Accounts;

        (e)     "OUTSTANDING COMPLETION BALANCE" means, at any point in time:

                (i) the Completion Balance which has not been paid by the Buyer to the Seller under Clause 3.3.3; plus

                (ii) interest which has been accrued at that time in accordance with Clause 3.5.1 (if any); plus

                (iii) any amount outstanding from the Buyer to the Seller pursuant to clause 2A.3(2) of the Tax Deed; plus

                (iv) the aggregate Post-Completion Other Amounts to be included pursuant to clause 3.4; plus

                (v) the amount of any net gain shown in the Closing F/X Adjustment;

        (f) "PAYMENT AMOUNT" means the amount by which the Investment Income Adjustment is greater than $27,000,000 (twenty seven million dollars);

        (g) "PRE-COMPLETION OTHER AMOUNTS" means the amount of Reinsurance Recoverables arising in relation to underwriting years 1988 and subsequent received by the Target Subsidiary prior to or on the Completion Date;

        (h)     "POST-COMPLETION OTHER AMOUNTS" means:

                (i) 100 per cent. of the amount of any Reinsurance Recoverables arising in relation to underwriting years 1988 and subsequent, where the reinsurer is the Seller or an Affiliate of the Seller, which is received by the Target Subsidiary after the Completion Date; and



                                       21


                (ii) 90 per cent. of the amount of any Reinsurance Recoverables arising in relation to underwriting years 1988 and subsequent, where the reinsurer is an entity other than the Seller or an Affiliate of the Seller, which is received by the Target Subsidiary after the Completion Date;

        (i) "REINSURANCE RECOVERABLES" means any amount recoverable from a reinsurer as a result of corrections to the Senator proportional reinsurance module included in Schedule 11;

        (j)     "RELEVANT PERCENTAGE" means:

                        (i) 80 per cent., to the extent that the Buyer has not yet paid to the Seller at least $25,000,000 (twenty-five million dollars) of the principal of the Completion Balance; or

                        (ii) 50 per cent., to the extent that the Buyer has paid to the Seller $25,000,000 (twenty-five million dollars) or more of the principal of the Completion Balance;

        (k)     "SELLER'S ADDITIONAL CAPITAL" is defined in Clause 3.3.2(a);

        (l) "SUBSCRIPTION AMOUNT" means $25,000,000 (twenty five million dollars), less the Pre-Completion Other Amounts;

        (m) "THRESHOLD AMOUNT" shall be as provided in Clause 3.2.1(b), 3.2.2(b), 3.2.3(c) or 3.2.4(b), as appropriate; and

        (n) "W" shall be as provided in Clause 3.2.1(c), 3.2.2(c), 3.2.3(d) or 3.2.4(c), as appropriate.

3.2     INVESTMENT INCOME ADJUSTMENT

3.2.1 If the Investment Income Adjustment is equal to or less than $15,000,000 (fifteen million dollars):

        (a) the Buyer shall subscribe for one ordinary share in the Target Company at par for every Pound Sterling1.00 (or its equivalent) of the Subscription Amount;

        (b) the Buyer shall pay to the Seller an amount equal to the Pre-Completion Other Amounts up to a maximum amount of $25,000,000 (twenty five million dollars);

        (c) the Threshold Amount shall be $12,000,000 (twelve million dollars); and

        (d) "W" shall be $20,200,000 (twenty million and two hundred thousand dollars) plus an amount equal to the amount (if any) by which the Pre-Completion Other Amounts exceeds $25,000,000 (twenty five million dollars).

3.2.2 If the Investment Income Adjustment is greater than $15,000,000 (fifteen million dollars) but is less than or equal to $27,000,000 (twenty seven million dollars):



                                       22


        (a) the Buyer shall subscribe for one ordinary share in the Target Company at par for every Pound Sterling1.00 (or its equivalent) of the Subscription Amount;

        (b) the Buyer shall pay to the Seller an amount equal to the Pre-Completion Other Amounts up to a maximum amount of $25,000,000 (twenty five million dollars);

        (c) the Threshold Amount shall be $12,000,000 (twelve million dollars) less the Investment Income Deduction; and

        (d) "W" shall be $32,200,000 (thirty two million two hundred thousand dollars) less the Threshold Amount, and plus an amount equal to the amount (if any) by which the Pre-Completion Other Amounts exceeds $25,000,000 (twenty five million dollars).

3.2.3 If the Investment Income Adjustment is greater than $27,000,000 (twenty seven million dollars) but is less than or equal to $52,000,000 (fifty two million dollars):

        (a) the Buyer shall subscribe for one ordinary share in the Target Company at par for every Pound Sterling1.00 (or its equivalent) of the Subscription Amount less the Payment Amount;

        (b) the Buyer shall pay to the Seller an amount equal to the aggregate of the Payment Amount and the Pre-Completion Other Amounts up to an aggregate maximum of $25,000,000 (twenty five million dollars);

        (c)     the Threshold Amount shall be nil; and

        (d) "W" shall be $32,200,000 (thirty two million two hundred thousand dollars) plus an amount equal to the amount (if any) by which the sum of the Pre-Completion Other Amounts and the Payment Amount exceeds $25,000,000 (twenty five million dollars).

3.2.4 If the Investment Income Adjustment is greater than $52,000,000 (fifty two million dollars):

        (a) the Buyer shall pay to the Seller $25,000,000 (twenty five million dollars);

        (b)     the Threshold Amount shall be nil; and

        (c) "W" shall be $32,200,000 (thirty two million two hundred thousand dollars) plus the amount by which the Investment Income Adjustment exceeds an amount which is equal to the difference of $52,000,000 (fifty two million dollars) less the Pre-Completion Other Amounts.

3.2.5 If the Buyer is required to subscribe for the Buyer's Additional Capital pursuant to this Clause 3.2, the Buyer shall procure that, immediately upon the issue of the Buyer's Additional Capital, the Target Company subscribes for ordinary shares in the Target Subsidiary of an amount equal to the Buyer's Additional Capital.



                                       23


3.3     COMPLETION ADJUSTMENT

3.3.1 The Buyer and the Seller shall agree and/or there shall be determined the Completion Adjustment in accordance with Schedule 7.

3.3.2   If the Completion Adjustment is less than zero:

        (a) the Seller shall subscribe for one ordinary share in the Target Company at a premium equal to the absolute value of the amount of the Completion Adjustment (or its equivalent) (the "SELLER'S ADDITIONAL CAPITAL");

        (b) the Buyer shall procure that the Target Company issues the Seller's Additional Capital to the Seller upon payment. Immediately upon issue of the Seller's Additional Capital the Seller shall transfer the Seller's Additional Capital to the Buyer in consideration for the payment by the Buyer to the Seller of $1.00; and

        (c) the Buyer shall procure that the Target Company subscribes for one ordinary share in the Target Subsidiary at a premium equal to the total amount received by the Target Company for the Seller's Additional Capital.

3.3.3 If at any time following the Completion Date the Outstanding Completion Balance is greater than zero and:

        (a) the Target Subsidiary pays a Management Fee, then the Buyer shall, subject to Clause 3.3.4, within 5 business days of the receipt by the Manager of the Management Fee, pay to the Seller an amount equal to 50 per cent. of the Management Fee; and/or

        (b) the Target Subsidiary pays a Trigger Distribution, then the Buyer shall, subject to Clause 3.3.4, within 5 business days of such payment, pay to the Seller an amount equal to the Relevant Percentage of such Trigger Distribution;

        (c) the Buyer or any of its Affiliates disposes of a controlling interest in the Target Company (other than pursuant to clause 13 or clause 14) then the Buyer shall, within 5 business days of the receipt of the consideration, pay 100 per cent. of the consideration received for any such controlling interest; and/or

        (d)     the Target Company or any of its Affiliates:

                        (i) disposes of a controlling interest in the Target Subsidiary; and/or

                        (ii) disposes of all or substantially all of its assets; and/or

                        (iii) procures that the Target Subsidiary disposes of all or substantially all of its assets,

                (in each case other than pursuant to clause 13 or clause 14) then the Buyer shall, within 5 business days of the receipt of the consideration, whether by the Buyer,



                                       24


                the Target Company or the Target Subsidiary, pay to the Seller 100 per cent. of the consideration received for any such controlling interest or assets,

                provided that, the aggregate of the payments made by the Buyer to the Seller pursuant to this Clause 3.3.3 shall not exceed the Outstanding Completion Balance.

3.3.4 The Buyer shall only be obliged to make payments to the Seller pursuant to Clauses 3.3.3(a) and 3.3.3(b) to the extent that the aggregate of the payments by the Target Subsidiary described in Clauses 3.3.3(a) and 3.3.3(b) exceed the Threshold Amount plus an amount in respect of interest on the Threshold Amount calculated from the Completion Date and in accordance with Clause 3.5.1.

3.4     POST COMPLETION OTHER AMOUNTS

3.4.1 If any Post Completion Other Amounts arise after the Completion Date, the amount of those Post Completion Other Amounts shall be added to the amount of the Outstanding Completion Balance on the day which is two business days after the receipt of those Post Completion Other Amounts by the Target Subsidiary.

3.5     INTEREST

3.5.1 The Outstanding Completion Balance and/or any Additional Consideration will bear interest from the Completion Date to the date of payment (inclusive of each date) at a rate equal to the one-year LIBOR plus 1.00 per cent. per annum. The interest shall accrue daily and be calculated at the end of each Relevant Period on the actual number of days elapsed in that Relevant Period and a 360 day year. The interest shall be compounded quarterly in arrears on the last day of each Relevant Period. The one-year LIBOR shall be re-set at the Completion Date and on each anniversary date of the Completion Date and such rate shall be used for all subsequent calculations until the next anniversary date. The Seller shall determine the one-year LIBOR at each re-set date and shall give the Buyer written notice of each such determination on the first business day following the Completion Date and each anniversary thereafter. Any payments in accordance with Clauses 3.3.2, 3.3.3 and
        3.6.1 shall be applied first to outstanding interest calculated in accordance with this Clause 3.5.1.

3.6     ADDITIONAL CONSIDERATION

3.6.1 Any amount payable by the Buyer to the Seller pursuant to Clause 3.2 or Clause 3.3.3 or Clause 2A.3(2) of the Tax Deed is deemed to be additional consideration for the purchase of the Sale Shares and is, in each case, referred to as "ADDITIONAL CONSIDERATION".

3.7     PAYMENTS

3.7.1 Within 5 business days after the Completion Adjustment being agreed or finally determined pursuant to the provisions of Schedule 7, the Additional Consideration payable pursuant to clause 3.2 shall be paid (net of any applicable withholding tax) in



                                       25


        accordance with Clause 16.15. The Additional Consideration will bear interest calculated in accordance with Clause 3.5.1.

3.7.2   No withholding tax shall be deducted from any payment under this Clause
        3.7 where the payor has been directed by the Inland Revenue under Regulation 2 of the Double Taxation Relief (Taxes or Income) (General) Regulations 1970 that tax shall not be deducted or may be deducted at a lower rate of withholding tax or where the Inland Revenue has issued a provisional authority for interest to be paid gross or at a lower rate of withholding tax and whilst such provisional authority remains in force.

3.7.3 The recipient of any payment shall cooperate with the payer in obtaining any clearances and complying with any procedural formalities necessary in order for the payer to make such payment without deduction of any withholding tax or at a lower rate of withholding tax under the applicable double taxation agreement. The recipient of the payment shall provide to the payer copies of all documents obtained from the relevant Tax Authority responsible for the double taxation agreement in both countries which are relevant to the payer making such payment without deduction of any withholding tax or at a lower rate of withholding tax under the applicable double taxation agreement.

3.8     ESCROW

3.8.1 At Completion the Subscription Amount shall be paid by the Buyer to the Buyer's solicitors as stakeholder (the "STAKEHOLDER"), who shall, at the same time, be irrevocably instructed by the Seller and the Buyer:

        (a) to place $25,000,000 (twenty five million dollars) (the "ESCROW AMOUNT") in an interest bearing designated bank deposit account maintained in a branch of an English high street clearing bank in the name of the Stakeholder;

        (b) within 5 business days after the Completion Adjustment being agreed or finally determined pursuant to the provisions of
                Schedule 7:

                (i)     if Clauses 3.2.1 or 3.2.2 apply:

                        (1) pay that part of the Escrow Amount which is equal to the Subscription Amount to the Target Company (which shall be deemed to be payment in fulfilment of the Buyer's obligations under Clauses 3.2.1(a) or 3.2.2(a) as appropriate);

                        (2) pay the balance of the Escrow Amount to the Seller (which shall be deemed to be payment in fulfilment of the Buyer's obligations under Clauses 3.2.1(b) or 3.2.2(b) as appropriate)

                (ii) if Clause 3.2.3 applies, pay that part of the Escrow Amount which is equal to the amount calculated in accordance with Clause 3.2.3(a) to the Target



                                       26


                        Company (which shall be deemed to be payment in fulfilment of the Buyer's obligation under Clause 3.2.3(a)), and pay the balance of the Escrow Amount to the Seller (which shall be deemed to be payment in fulfilment of the Buyer's obligations under Clause 3.2.3(b); and

                (iii) if Clause 3.2.4 applies, pay the Escrow Amount to the Seller (which shall be deemed to be payment in fulfilment of the Buyer's obligations under Clause 3.2.4(a)); and

        (c) to pay an amount equal to any interest received by the Stakeholder on the Escrow Amount (less any tax thereon for which the Stakeholder may be accountable and any charges and expenses incurred by the Stakeholder) to the Buyer (or as it may direct) and/or to the Seller (or as it may direct) in proportion to the amounts finally payable to them respectively, otherwise than in respect of costs.

3.9     SUBSCRIPTIONS

3.9.1 The Buyer's Additional Capital shall be subscribed for and paid for in full within 5 business days of receipt of the amounts to be paid to it by the Stakeholder under Clause 3.8.1(b)(i) or (ii), as appropriate.

3.9.2 The Seller's Additional Capital shall be subscribed for and paid for in full within 5 business days after the Completion Adjustment being finally agreed or finally determined pursuant to the provisions of
        Schedule 7.

3.10    COMPLETION BALANCE SECURITY

3.10.1  If Clause 3.3.3 shall apply, the Buyer shall:

        (a)     execute the Distribution Security in favour of the Seller; and

        (b) procure that the Manager executes the Management Fee Security in favour of the Seller,

         within 5 business days after the Completion Adjustment has been agreed or finally determined pursuant to the provisions of clause 3.3.1 and
         Schedule 7.

3.11    MANAGEMENT FEE

3.11.1 The Buyer shall provide a statement of the amounts paid to the Affiliates of the Buyer (as defined in the definition of "MANAGEMENT FEE") and of the amounts so paid not falling within the Management Fee together with a copy of the audited accounts of the Target Subsidiary within 120 days of the end of each financial year and a certificate of an officer of the Target Subsidiary of the accuracy of the statement.



                                       27


3.12    MANAGEMENT FEE VARIATION

3.12.1 If, at any time during the term of the Management Agreement, the board of directors of the Target Subsidiary determines that the amount of the Management Fee to be paid by the Target Subsidiary is too high having regard to the financial condition of the Target Subsidiary or any requirements of the Financial Services Authority, then the Buyer shall immediately notify the Seller in writing and the Target Subsidiary may seek to reach agreement with the Manager to reduce the Management Fee by an agreed amount over an agreed period.

        If the Target Subsidiary and the Manager reach such an agreement (a "MANAGEMENT AGREEMENT VARIATION") the Buyer shall immediately notify the Seller and shall provide the Seller with a detailed and reasoned explanation for the Management Agreement Variation and the Seller hereby agrees:

        (a) to agree to the Management Agreement Variation in its capacity as assignee of the rights to payment of the Management Fee under the terms of the Management Fee Security; and

        (b) not to enforce its rights under the Management Fee Security in connection with the Management Agreement Variation,

        Provided that the Seller shall not be obliged to agree to that variation if:

                (i) the result of the variation is that any provider of debt or equity finance to the Target Subsidiary would rank ahead of the Seller with respect to payments or distributions;

                (ii) any Affiliate of the Target Subsidiary receives payments or distributions from the Target Subsidiary during the period for which the variation is effective ("VARIATION PERIOD") other than payments excluded from the definition of Management Fee and permitted to be paid under the Management Fee Security and the Distribution Security; or

                (iii) the Seller has not received $25,000,000 or more of the Completion Balance and the financial condition of the Target Subsidiary or the requirements of the Financial Services Authority, which have brought about the reduction in the Management Fee, has resulted from requirements of operations in which the Target Subsidiary was not engaged as at the date of Completion, and provided also that, at the end of the Variation Period, the Management Fee shall be restored to the original amount.

3.13    1987 AND PRIOR AMOUNTS

3.13.1 For the purposes of this Clause 3.13, the following definitions shall apply:

        (a) "PRE-COMPLETION 1987 AND PRIOR AMOUNTS" means the amount of Reinsurance Recoverables arising in respect of the Target Subsidiary's underwriting years



                                       28


                1987 and prior which is received by the Target Subsidiary after the date of this Agreement but prior to or on the Completion Date; and

        (b)     "POST-COMPLETION 1987 AND PRIOR AMOUNTS" means:

                (i) 100 per cent. of the amount of any Reinsurance Recoverables arising in respect of the Target Subsidiary's underwriting years 1987 and prior, where the reinsurer is the Seller or an Affiliate of the Seller, which is received by the Target Subsidiary after the Completion Date; and

                (ii) 90 per cent. of the amount of any Reinsurance Recoverables arising in respect of the Target Subsidiary's underwriting years 1987 and prior where the reinsurer is an entity other than the Seller or an Affiliate of the Seller, which is received by the Target Subsidiary after the Completion Date.

3.13.2 The Buyer acknowledges that prior to Completion the Seller may procure that the Target Subsidiary shall pay to the Seller any Pre-Completion 1987 and Prior Amounts within two business days of receipt by the Target Subsidiary of the same.

3.13.3 The Buyer agrees to procure that the Target Subsidiary shall pay to the Seller any Post Completion 1987 and Prior Amounts within two business days of receipt by the Target Subsidiary of the same.

3.13.4 The payments to be made pursuant to Clause 13.3.2 and 13.3.3 are to be made to the Seller as corrections of billing errors which arose in relation to the 100 per cent. quota share for 1987 and prior underwriting years between the Seller and the Target Subsidiary.



                                       29


4.      CONDITIONS TO COMPLETION

4.1     CONDITIONS

        Completion is conditional on the following conditions being satisfied, or in the case of the conditions in paragraphs (b), (d) or (f) below, waived by the Buyer, on or before the Completion Date:

        (a) the Buyer having received a notice of approval from the FSA of all persons who will acquire control of the Target Subsidiary on Completion in accordance with section 184 FSMA (on such terms or conditions, if any, as are reasonably acceptable to the Seller and the Buyer in so far as such terms or conditions affect the Seller and the Buyer respectively) and such approval not having been revoked and being in full force and effect on the Completion Date or, in the absence of receipt of such notice, the period during which the FSA may serve notice of objection pursuant to section 186 FSMA having elapsed without the FSA having served any such notice of objection on the Buyer;

        (b) subject to Clause 4.2.6 an application having been made by the Target Subsidiary to the FSA to vary the Target Subsidiary's permission under FSMA ("PART IV PERMISSION") so as to remove its permission to effect contracts of insurance on the basis that such variation shall only be effective if Completion takes place;

        (ba) the FSA having confirmed to the Target Subsidiary (on such terms or conditions, if any, as are reasonably acceptable to the Seller and the Buyer in so far as such conditions affect the Seller and the Buyer respectively) that the FSA has no objections to the Target Subsidiary and the Seller entering into the Settlement of 100 per cent. quota share for 1987 and prior underwriting years in the Agreed Form, the Settlement of aggregate stop loss providing $125,000,000 of cover in respect of underwriting years 1997, 1998, and 1999 in the Agreed Form, the CRG Commutation in the Agreed Form and the BU2 Commutation in the Agreed Form having been notified of the same pursuant to the Notice of Requirements dated 26 November 2001 addressed to the Target Subsidiary, and no condition of the FSA excludes or unduly burdens performance by the Target Subsidiary of the Allianz Contract and the Underwriters Re Contract;

        (c)     the FSA not:

                (i) withdrawing or giving notice to withdraw any permission (except in relation to the variation of the Target Subsidiary's Part IV Permission referred to in paragraph
                        (b) above) required for, or in connection with, the carrying on of the business of the Target Subsidiary;

                (ii) imposing, or giving notice that it intends to impose, any restriction or requirement on, or on the business of, the Target Subsidiary other than that which (aa) might reasonably be expected for a transaction of this type and size and (bb) would not have a material adverse effect on the ability of the



                                       30


                        Buyer to carry on the business of the Target Subsidiary after Completion in the same manner as it is carried on at the date of this Agreement; or

                (iii) requiring additional capital to be contributed to the Target Subsidiary by Seller;

        (d) the Target Subsidiary having made an election under section 107 of the Finance Act 2000 in respect of the years ended 31 December 2000 and 31 December 2001;

        (e) the Seller having received a written notice of approval from the Illinois Department of Insurance in respect of the matters referred to in this Agreement, including, but not limited to, approval of the entry by the Seller into any of the Agreed Form documents for which Illinois regulatory approval is required (on such terms or conditions, if any, as are reasonably acceptable to the Seller and the Buyer in so far as such terms or conditions affect the Seller and the Buyer respectively); and

        (f)     there having been no Material Adverse Change.

4.2     SATISFACTION OF CONDITIONS

4.2.1 The Buyer hereby undertakes to the Seller to make, as soon as is reasonably practicable, an application to the FSA pursuant to section 178 FSMA in respect of all persons who will acquire control of the Target Subsidiary on Completion.

4.2.2 Subject to Clauses 4.2.6 and 4.2.7, the Seller agrees that it will use its reasonable endeavours to procure that the Target Subsidiary will apply for the variation of the Target Subsidiary's Part IV Permission described in Clause 4.1(b) above.

4.2.3 The Seller and the Buyer hereby undertake, each to the other, to use their respective reasonable endeavours to procure that the conditions set out in Clause 4.1(a), (b) and (ba) are fulfilled as soon as reasonably practicable after the date hereof and in any event within 120 days of the date of this Agreement.

4.2.4 The Buyer shall give notice to the Seller of the satisfaction of the condition of Clause 4.1(a) within two business days of becoming aware of the same.

4.2.5 The Seller shall give notice to the Buyer of the satisfaction of the conditions of Clauses 4.1(b), (ba), (d) and (e) within two business days of becoming aware of the same.

4.2.6 If the Seller acting reasonably determines that in respect of Insurance Contracts or Reinsurance Contracts which have been entered into by the Target Subsidiary at or before the date of this Agreement there is a requirement of the FSA that the Target Subsidiary's Part IV Permission continue to include permission to effect contracts of insurance, the Seller may give notice of this fact to the Buyer and upon the giving of such notice:

        (a) the condition in Clause 4.1(b) shall be deemed to have been satisfied; and



                                       31


        (b) the Seller's obligations under Clause 4.2.2 shall cease to apply.

        In the event that the Seller makes such a determination, it shall provide the Buyer with reasonable details of the basis upon which it has made such a determination.

4.2.7 If the Seller or the Buyer acting reasonably determines that the application to vary the Target Subsidiary's Part IV Permission pursuant to Clause 4.1(b) having been made shall cause satisfaction of any of the other conditions in Clause 4.1 to be delayed beyond the period that would be expected if such application had not been made and that withdrawal of the application would remove such delay, the party making such determination may give notice of this fact to the other and upon the giving of such notice the Seller shall procure that the Target Subsidiary shall promptly notify the FSA of the withdrawal of its application to vary its Part IV Permission. In the event that a party makes such a determination, it shall provide to the other reasonable details of the basis upon which it has made such a determination. For the avoidance of doubt, the making of an application pursuant to Clause 4.1(b) shall be sufficient to satisfy the condition in Clause 4.1(b) even if the application has been withdrawn pursuant to this Clause 4.2.7.

4.3     WAIVER OR TERMINATION

4.3.1   At any time the Buyer may waive a condition set out in paragraphs (b),
        (d) or (f) of Clause 4.1 by notice to the Seller, on any terms it decides.

4.3.2 If a condition set out in Clause 4.1 has not been satisfied (or, in the case of the conditions set out in Clause 4.1(b), (d) or (f), waived by the Buyer) by 5 pm on 31 December 2002 this Agreement shall terminate and have no further effect (subject only to Clauses 15 (Governing law and disputes) and 16 (Miscellaneous) which shall continue in force).

4.3.3 If this Agreement terminates pursuant to Clause 4.3.2 each party's further rights and obligations under this Agreement will (save as mentioned in Clause 4.3.2) cease immediately on termination, but termination will not affect any liability of either party to the other arising from a breach of this Agreement before the date of such termination.

4.4     SELLER'S CONDITION

4.4.1 On any one occasion during the period from the date of this Agreement to the tenth business day before the Completion Date the Seller may give the Buyer its calculation of the Estimated Completion Adjustment, together with the management accounts upon which the Estimated Completion Adjustment is based and such working papers used in connection with the preparation of the same as are necessary or appropriate to understand and agree the calculation of the Estimated Completion Adjustment.

4.4.2 If the Estimated Completion Adjustment is greater than $50,000,000 (fifty million dollars) or less than zero, the Seller may at the same time as it provides the Buyer with its calculation of the Estimated Completion Adjustment, give the Buyer notice that it wishes to terminate this Agreement (the "TERMINATION NOTICE").



                                       32


4.4.3 Unless the Buyer shall within seven business days of receipt of the Termination Notice (and the related management accounts and working papers) serve a notice in writing on the Seller that it objects to the Estimated Completion Adjustment (identifying the reason for any objection and the amount(s) or item(s) in the Estimated Completion Adjustment calculation, the relevant management accounts and/or associated working papers which is/are in dispute) (such notification being, for the purposes of this Clause 4.4, a "TERMINATION OBJECTION NOTICE") the Buyer shall be deemed to have agreed the Estimated Completion Adjustment and this Agreement shall automatically terminate in accordance with Clause 4.4.8.

4.4.4 The Buyer shall only be entitled to serve a Termination Objection Notice if the basis of its objection is that the calculation of the Estimated Completion Adjustment should result in an amount which is greater than zero and equal to or less than $50,000,000 (fifty million dollars).

4.4.5 If, within the period referred to in Clause 4.4.3, the Buyer shall give the Seller a Termination Objection Notice then the Buyer or the Seller shall be entitled, within five business days of the date of such a notice, to refer the matter(s) in dispute to Ernst & Young, unless Ernst & Young are not at the relevant time independent of each of the parties in which case the matter(s) shall be referred to an independent firm of chartered accountants agreed upon between them or (failing agreement within four days of one party giving notice to the other that it desires an independent expert to be appointed) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants for England and Wales.

4.4.6 Ernst & Young or such other independent firm of chartered accountants shall act as experts not as arbitrators and shall determine the matter or matters in dispute and their decision shall, save in the event of fraud or manifest error, be binding. The independent firm of accountants shall have the right to seek such professional assistance and advice as it may require in fulfilling its duties. The cost of the independent firm of accountants shall be borne by the Seller and the Buyer equally.

4.4.7 Upon the resolution of any dispute by the independent firm of accountants, the Estimated Completion Adjustment shall be amended to accord with such resolution and the Estimated Completion Adjustment shall thereafter be final and binding as between the parties, for the purposes of this Agreement. If, on this basis, the Estimated Completion Adjustment is less than zero or exceeds $50,000,000 (fifty million dollars) this Agreement shall automatically terminate in accordance with Clause 4.4.8. Otherwise this Agreement shall continue in full force and effect.

4.4.8 If this Agreement terminates pursuant to Clause 4.4.3 or Clause 4.4.7 each party's further rights and obligations under this Agreement will cease immediately on termination (subject only to Clause 15 (Governing law and disputes) and 16 (Miscellaneous) which shall continue in force), but termination will not affect any liability of either party to the other arising from a breach of this Agreement before the date of such termination.

4.4.9 If the Buyer serves a Termination Objection Notice and, but for the provisions of this Clause 4.4.9, the Completion Date would have occurred before the resolution of any



                                       33


        dispute as provided for in Clause 4.4.5, the Completion Date shall be automatically postponed to the last business day in the month in which the Estimated Completion Adjustment is finally determined in accordance with Clause 4.4.5.

4.5     BUYER'S CONDITION

4.5.1 On any one occasion during the period from the date of this Agreement to the tenth business day before the Completion Date the Buyer may require the Seller to give the Buyer sufficient information (including the management accounts for the Target Group Companies for the immediately preceding month end) as will enable the Buyer to carry out the Loss Calculation. Seller shall be allowed twenty days from the date of Buyer's notice to provide the requested information. As soon as the Buyer has received such information and calculated the loss calculation the Buyer shall give the Seller its calculation of the Loss Calculation, together with the management accounts upon which the Loss Calculation is based and such working papers used in connection with the preparation of the same as are necessary or appropriate to understand and agree the calculation of the Loss Calculation.

4.5.2 If the Loss Calculation is greater than $14,000,000 (fourteen million dollars) the Buyer may at the same time as it provides the Seller with its calculation of the Loss Calculation, give the Seller notice that it wishes to terminate this Agreement (the "LOSS TERMINATION NOTICE").

4.5.3 Unless the Seller shall within seven business days of receipt of the Loss Termination Notice (and the related working papers) serve a notice in writing on the Buyer that it objects to the Loss Calculation (identifying the reason for any objection and the amount(s) or item(s) in the Loss Calculation and/or associated working papers which is/are in dispute) (such notification being, for the purposes of this Clause 4.5, a "LOSS TERMINATION OBJECTION NOTICE") the Seller shall be deemed to have agreed the Loss Calculation and this Agreement shall automatically terminate in accordance with Clause 4.5.8.

4.5.4 The Seller shall only be entitled to serve a Loss Termination Objection Notice if the basis of its objection is that the calculation of the Loss Calculation should result in an amount which is equal to or less than $14,000,000 (fourteen million dollars).

4.5.5 If, within the period referred to in Clause 4.5.3, the Seller shall give the Buyer a Loss Termination Objection Notice then the Buyer or the Seller shall be entitled, within five business days of the date of such a notice, to refer the matter(s) in dispute to Ernst & Young, unless Ernst & Young are not at the relevant time independent of each of the parties in which case the matter(s) shall be referred to an independent firm of chartered accountants agreed upon between them or (failing agreement within four days of one party giving notice to the other that it deserves an independent expert to be appointed) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants for England and Wales.

4.5.6 Ernst & Young or such other independent firm of chartered accountants shall act as experts not as arbitrators and shall determine the matter or matters in dispute and their decision shall, save in the event of fraud or manifest error, be binding. The



                                       34


        independent firm of accountants shall have the right to seek such professional assistance and advice as it may require in fulfilling its duties. The cost of the independent firm of accountants shall be borne by the Seller and the Buyer equally.

4.5.7 Upon the resolution of any dispute by the independent firm of accountants, the Loss Calculation shall be amended to accord with such resolution and the Loss Calculation shall thereafter be final and binding as between the parties, for the purposes of this Agreement. If, on this basis, the Loss Calculation exceeds $14,000,000 (fourteen million dollars) this Agreement shall automatically terminate in accordance with Clause 4.5.8. Otherwise this Agreement shall continue in full force and effect.

4.5.8 If this Agreement terminates pursuant to Clause 4.5.3 or Clause 4.5.7 each party's further rights and obligations under this Agreement will cease immediately on termination (subject only to Clause 15 (Governing law and disputes) and 16 (Miscellaneous) which shall continue in force), but termination will not affect any liability of either party to the other arising from a breach of this Agreement before the date of such termination.

4.5.9 If the Buyer serves a request for information to enable Buyer to carry out the Loss Calculation, or if Seller serves a Loss Termination Objection Notice and, but for the provisions of this Clause 4.5.9, the Completion Date would have occurred before the completion of the Loss Calculation and expiration of Seller's right to object thereto in accordance with Clause 4.5.3, or, if applicable, the resolution of any dispute as provided for in Clause 4.5.5, the Completion Date shall be automatically postponed to the last business day in the month in which the Loss Calculation is finally determined in accordance with Clause 4.5.5.

4.6     DEEMED MATERIAL ADVERSE CHANGE

4.6.1 The Seller shall procure that the Target Group Companies prepare and provide the Buyer with the MAC Management Accounts within three business days of the last business day of each month between the date of this Agreement and the Completion Date (the "RELEVANT MONTH END"), provided that where the last Relevant Month End is also the Completion Date, such Relevant Month End shall be deemed to end five business days before the Completion Date.

4.6.2 For the purposes of this Clause 4.6, the "MAC MANAGEMENT ACCOUNTS" shall mean the management accounts prepared by the Target Group with due care and attention which show an accurate view of:

        (a) the actual cumulative cash flows (excluding those arising from Invested Assets) of the Target Group in the form of the tab "MAC" in the spread sheet entitled "MAC 4.6 ILLUSTRATION 19_6.XLS" set out in Schedule 9 from the end of the period starting on the Last Accounting Date and ending on the relevant Month End (the "TOTAL CASH FLOW");

        (b) the aggregate amount of the Total Cash Flow which is attributable to LPC, Other Inwards, Outwards Expenses/other inwards in the format given in the tab "ACT CASH OUTFLOWS TO 17 MAY" in the spread sheet entitled "MAC 4.6 ILLUSTRATION



                                       35


                19_6.XLS" set out in Schedule 9 plus actual cash flows from 18 May through the Completion Date determined in the same manner as that shown in the tab "ACT CASH OUTFLOWS TO 17 MAY" in that spread sheet (collectively the "TOTAL SETTLEMENTS");

        (c) the aggregate amount of the Total Settlements which has been paid by the Target Group Companies in respect of claims arising as a direct consequence of the terrorist attacks on the Pentagon and the World Trade Centre on 11 September 2001 (the "WTC SETTLEMENTS"); and

        (d) the aggregate amount of the Total Settlements which have been paid by the Target Group Companies:

                (i) following the written approval of that payment by the Buyer; or

                (ii)    in accordance with paragraph (n) of Schedule 4,

                (the "APPROVED SETTLEMENTS").

4.6.3 For the purposes of this Clause 4.6, in respect of each set of MAC Management Accounts, the Total Settlements, less the sum of the WTC Settlements and the Approved Settlements, is referred to as the "NET SETTLEMENTS".

4.6.4   If, either:

        (a) the Seller fails to comply with its obligations under this Clause 4.6; or

        (b) the MAC Management Accounts for 30 June 2002 show that the Net Settlements exceed $195m; or

        (c) the MAC Management Accounts for 31 July 2002 show that the Net Settlements exceed $227.5m; or

        (d) the MAC Management Accounts for 31 August 2002 show that the Net Settlements exceed $260m; or

        (e) the MAC Management Accounts for 30 September 2002 show that the Net Settlements exceed $292.5m; or

        (f) The MAC Management Accounts 31 October 2002 show that the Net Settlements exceed $325m; or

        (g) The MAC Management Accounts for 30 November 2002 show that the Net Settlements exceed $357.5m; or

        (h) the MAC Management Accounts for 31 December 2002 show that the Net Settlements exceed $390m,

then a material adverse change shall be deemed to have occurred.



                                       36


5.      COMPLETION

5.1     TIME AND VENUE

        Completion shall take place at the London offices of the Seller's Solicitors on the last business day of the month during which the conditions set out in Clause 4.1 are satisfied or waived (or, if the last of such conditions to be satisfied or waived is satisfied or waived in the last five business days of such month) on the last business day of the next following month.

5.2     SELLER'S COMPLETION OBLIGATIONS

5.2.1   At Completion the Seller shall:

        (a)     give to the Buyer each item specified in Schedule 2; and

        (b) with the Buyer, give the Stakeholder the instructions set out in Clause 3.7.

5.2.2   At Completion the Seller shall procure that:

        (a) the Target Company's directors hold a meeting of the board of directors of the Target Company at which the directors:

                (i) vote in favour of the registration of the Buyer or its nominee(s) as member(s) of the Target Company in respect of the Sale Shares (subject to the production of properly stamped transfers);

                (ii) if requested by the Buyer, change the Target Company's registered office to a place nominated by the Buyer; and

                (iii) appoint a person nominated by the Buyer as secretary of the Target Company with effect from the end of the meeting;

        (b) such persons as the Buyer may nominate are appointed as directors of the Target Company;

        (c) the Target Subsidiary's directors hold a meeting of the board of directors of the Target Subsidiary at which the directors:

                (i) if requested by the Buyer, change the Target Subsidiary's registered office to a place nominated by the Buyer; and

                (ii) appoint a person nominated by the Buyer as secretary of the Target Subsidiary with effect from the end of the meeting; and

        (d) such persons as the Buyer may nominate are appointed as directors of the Target Subsidiary provided that the Buyer has provided the Seller with evidence



                                       37


                acceptable to the Seller, acting reasonably, that such persons have been approved by the FSA to perform such controlled functions.

5.3     BUYER'S COMPLETION OBLIGATIONS

        At Completion the Buyer shall give to the Seller evidence in a form reasonably satisfactory to the Seller (by way of a certificate of the Buyer's Solicitors or otherwise) of satisfaction of the conditions set out in paragraph (a) of Clause 4.1 and shall:

        (a) pay the amount stated in Clause 2.2.2 to the Seller or as the Seller directs in writing in cash;

        (b) with the Seller, give the Stakeholder the instructions set out in Clause 3.7;

        (c) pay the Subscription Amount to the Stakeholder in accordance with Clause 3.7; and

        (d) give the Seller the Tax Deed executed by the Buyer and the Management Agreement executed by the parties thereto.

5.4     RIGHT TO DEFER OR TERMINATE

5.4.1 Neither the Seller nor the Buyer is obliged to complete this Agreement unless:

        (a)     the other complies with all its obligations under Clause 5.2 or
                5.3 (as the case may be); and

        (b)     the purchase of all the Sale Shares is completed simultaneously.

5.4.2 If Completion does not take place on the Completion Date because either party (the "FIRST PARTY") fails to comply with any material obligation under Clause 5.2 or 5.3 (as the case may be), the other party (the "SECOND PARTY") may by notice to the First Party:

        (a) postpone Completion to a date not more than 20 business days after the Completion Date; or

        (b)     terminate this Agreement.

5.4.3 If the Second Party postpones Completion to another date in accordance with Clause 5.4.2(a), the provisions of this Agreement apply as if that other date is the Completion Date.

5.4.4 If the Second Party terminates the Agreement pursuant to Clause 5.4.2(b), each party's further rights and obligations under this Agreement will cease immediately on termination (subject only to Clauses 15 (Governing law and disputes) and 16 (Miscellaneous) which shall continue in force), but termination will not affect any liability of either party to the other arising from a breach of this Agreement before the date of such termination.



                                       38


6.      SELLER'S WARRANTIES

6.1     WARRANTIES

6.1.1 The Seller warrants to the Buyer in the terms of the Warranties. Immediately before the time of Completion, the Seller is deemed to warrant to the Buyer in the terms of the Warranties at the date of Completion. For this purpose only, where in a Warranty there is an express or implied reference to the "DATE OF THIS AGREEMENT", that reference is to be construed as a reference to the "COMPLETION DATE".

6.1.2 Each Warranty is to be construed independently and (except where this Agreement expressly provides to the contrary) is not limited by a provision of this Agreement or another Warranty.

6.1.3 The Seller acknowledges that the Buyer is entering into this Agreement in reliance on each Warranty.

6.2     DISCLOSURE LETTER

        The Warranties other than those set out in paragraphs 1.1, 1.2, 3.1,
        3.2.2 or 3.2.3 of Schedule 3 are qualified by the matters fairly disclosed in the Disclosure Letter and/or in the Data Room in sufficient detail to enable a reasonable purchaser to evaluate their relevance to the Warranties. No other knowledge of the Buyer (or an agent or Affiliate) relating to a Target Group Company (actual, constructive or imputed) prevents or limits a claim made by the Buyer for breach of Clause 6.1. The Seller may not invoke the Buyer's knowledge (or the knowledge of the Buyer's agents or Affiliates) (actual, constructive or imputed) of a fact or circumstances which might make a Warranty untrue, inaccurate, incomplete or misleading as a defence to a claim for a breach of Clause 6.1. However, the Buyer acknowledges and confirms that it and its advisers have carried out such due diligence as is reasonably necessary and at the time of entering into this Agreement it is not aware of any matter or thing which constitutes a breach of any of the Warranties as qualified in accordance with this Clause 6.2.

6.3     WAIVER OF RIGHTS

        The Seller waives and may not enforce a right which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by a Target Group Company or a director, officer or employee of a Target Group Company for the purpose of assisting the Seller to make a representation, give a Warranty, prepare the Disclosure Letter or covenant under the Tax Deed.

6.4     SELLER'S OBLIGATIONS

        Between the execution of this Agreement and Completion the Seller shall:

        (a)     procure that each Target Group Company complies with Schedule 4;



                                       39


        (b) notify the Buyer immediately if it becomes aware of a fact or circumstance which constitutes a breach of Clause 6.1.1 or paragraph (a) above or has caused, or will or might cause, a Warranty to become untrue, inaccurate, incomplete or misleading at any time before Completion;

        (c) procure that the Buyer and its agents will, at the Buyer's expense and upon reasonable notice, be allowed access to, and to take copies of, the books and records of each Target Group Company in the possession or control of either Target Group Company or the Seller provided that the obligations of the Seller under this Clause shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Seller otherwise than in connection with the Target Group Companies; and

        (d) procure that such representatives and advisers as the Buyer requests may be designated to work with the Seller at the sole expense of the Buyer with regard to the management and operations of the Target Group Companies. The Seller will consult, and will cause the Target Group Companies to consult, with such representatives and advisers with respect to any action that may materially affect the Target Group. The Seller will furnish and will cause the Target Group Companies to provide to such representatives and advisers such information as they may reasonably request for this purpose.

6.5     UPDATES TO DISCLOSURE LETTER

6.5.1 Each party shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Completion Date (except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period), and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.5.2 The Seller may, no less than 5 business days prior to Completion by written notice to the Buyer, supplement the Disclosure Letter to reflect:

        (a) retirements and replacements of a Target Group Company's assets, including normal upgrades or replacements of Computer Programs (other than replacements of Computer Programs constituting the lead applications for key line operations such as in line business functions of the business of the Target Subsidiary including but not limited to processing Reinsurance Contracts, underwriting and recording and processing losses);

        (b)     the hiring, resignation and termination of employees;

        (c) any act which the Seller is required to perform under the terms of this Agreement;



                                       40



        (d) any act which the Seller is required to perform in order to comply with any applicable law; and

        (e) actions specified in Schedule 4 which have been effected without breaching the obligations of the Seller pursuant to Clause 6.4(a) and Schedule 4 in any material respect;

        which:

                (i) in the case of paragraphs (a) and (b) above are in the normal course of business of the Target Group Companies;

                (ii)    occur after the date of this Agreement; and

                (iii) in the case of paragraphs (a) and (b) above are otherwise in accordance with terms of this Agreement, and in particular the Seller's obligations under Clause 6.4(a) and Schedule 4; and


        provided that any such supplements to the Disclosure Letter shall only be effective to qualify the Warranties given at the date of Completion.



                                       41


7.      REMEDIES FOR BREACH

7.1     NON DEFAULTING PARTY'S RIGHTS

        If, on or before the Completion Date, a party (the "NON DEFAULTING PARTY") considers that the other party (the "DEFAULTING PARTY") is in breach of any provision of this Agreement, the Non Defaulting Party shall promptly notify the Defaulting Party in writing, specifying the relevant breach. If the relevant breach is capable of being remedied the Defaulting Party may prior to the Completion Date remedy such breach to the satisfaction of the Non Defaulting Party, acting reasonably. If the breach is not capable of remedy or, if capable of remedy, is not remedied to the satisfaction of the Non Defaulting Party acting reasonably prior to the Completion Date, then the Non Defaulting Party may by notice to the Defaulting Party elect to proceed to Completion or, if the breach would result in a valid Major Claim, terminate this Agreement.

7.2     TERMINATION BY NON DEFAULTING PARTY

        If the Non Defaulting Party terminates this Agreement pursuant to Clause 7.1:

        (a) the Defaulting Party shall indemnify the Non Defaulting Party against all its costs up to but not exceeding $1,500,000 (one million five hundred thousand dollars) in the aggregate incurred at any time after 15 March 2002 relating to the negotiation, preparation, execution or termination of this Agreement or the satisfaction of a condition set out in Clause 4.1; and

        (b) each party's further rights and obligations under this Agreement will cease immediately on termination (subject only to Clauses 15 (Governing law and disputes) and 16 (Miscellaneous) which shall continue in force), but termination will not affect any liability of either party to the other arising from a breach of this Agreement before the date of such termination.

7.3     INDEMNIFICATION BY SELLER

7.3.1 If the Buyer proceeds to Completion and there is a breach of Clause 6.1 or there is a breach of Clause 5.2.1 and:

        (a) the value of an asset of a Target Group Company is or becomes less than the value would have been had the breach not occurred; or

        (b) a Target Group Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

        the Buyer shall be entitled to recover from the Seller by way of indemnity (as its sole remedy) in relation to the breach an amount equal to the reduction in the value of the asset or, as the case may be, the liability or increased liability.



                                       42


8.      LIMITATIONS ON SELLER'S LIABILITY

8.1     MINIMUM CLAIM THRESHOLD

        The Seller shall not be liable in respect of any Relevant Claim or a claim under Clause 2 of the Tax Deed unless:

        (a) the amount payable in respect of that claim exceeds $100,000 (one hundred thousand dollars) in which case the whole amount of that claim and not just the excess over $100,000 (one hundred thousand dollars) shall, subject to the limitation in paragraph
                (b) below, be recoverable; and

        (b) the amounts payable in respect of that claim and all other Relevant Claims and claims under Clause 2 of the Tax Deed in aggregate exceed $2,000,000 (two million dollars) (the "AGGREGATE THRESHOLD") and, subject to the limitation in paragraph (a) above, the Seller shall only be liable in respect of the amount by which the amounts payable in aggregate exceed the Aggregate Threshold.

        For the purposes of determining whether the Aggregate Threshold has been reached or exceeded, there shall be disregarded:

                (i)     the limitation in paragraph (a) above; and

                (ii) the first $10,000 (ten thousand dollars) of the amount of any Relevant Claim or any claim under Clause 2 of the Tax Deed.

8.2     MAXIMUM LIABILITY

        The Seller's total liability in respect of all Relevant Claims and claims under the Tax Deed is limited to an aggregate of $100,000,000 (one hundred million dollars) (or its equivalent), but the amount of a claim under Clause 2A.1 of the Tax Deed is not counted for this purpose.

8.3     TIME LIMITS

        The Seller is not liable for a claim for a breach of this Agreement or the Tax Deed unless the Buyer has given the Seller notice of the claim, stating in reasonable detail the nature of the claim and, if practicable, the amount claimed:

        (a) in respect of a claim under the Tax Deed or for breach of a Warranty contained in paragraph 24 of Schedule 3:

                (i) no later than one month after the expiry of the period during which a Target Group Company may be assessed by a Tax Authority in respect of Tax for which the Target Group Company would not have been liable but for the Target Group Company having been a member of a group for Tax purposes, or controlled by any person, at any time before Completion (and



                                       43


                        for this purpose "control" has the same meaning as in
                        section 767A of the Taxes Act); and

                (ii) except where Clause 8.3(a)(i) applies, on or before 31 January 2009; and

        (b)     in respect of any other Relevant Claim, on or before 30 June
                2004,

        and has in any such case served proceedings in respect thereof within 12 months of the date of such written notice.

8.4     RECOVERY FROM THIRD PARTIES

        If the Seller pays to or for the benefit of the Buyer an amount in respect of any Relevant Claim and any of the Buyer, or a Target Group Company subsequently receives from any other person any payment in respect of the matter giving rise to the Relevant Claim, the Buyer shall thereupon pay to the Seller an amount equal to the payment received, after having taken into account any cost, liability (including tax liability) or expense in respect thereof and except to any extent that the liability of the Seller in respect of the Relevant Claim was reduced to take account of such payment.

8.5     NO REPRESENTATIONS

        The Buyer confirms that it has not entered into this Agreement or any document entered into hereunder or referred to herein in reliance upon any representation, warranty or undertaking other than those expressly contained herein and acknowledges that it has not relied on, and will make no Relevant Claim in respect of any such representation, warranty or undertaking made or supplied by or on behalf of the Seller. Without limiting the general nature of the foregoing, the Buyer confirms that it has not relied on and will make no claim in respect of any budget, forecast or other projection of any nature made or supplied by or on behalf of the Seller.

8.6     ACTIONS AFTER COMPLETION

        The Seller shall have no liability in respect of any Relevant Claim to the extent that such Relevant Claim arises or is increased in circumstances in which the Buyer or a Target Group Company acts or omits to act, other than pursuant to a legally binding commitment created on or before Completion by a Target Group Company and it or any of its advisers, employees, directors, officers or agents knows that such act or omission would give rise to or increase such Relevant Claim and a reasonable alternative course of action was available to the Buyer or the relevant Target Group Company which could have been expected not to have given rise to such Relevant Claim or to a Relevant Claim of such amount and which would not require the Buyer to incur any expenditure or any liability or otherwise materially prejudice it, on or after Completion.

8.7     SUBSEQUENT LEGISLATION, ETC.

        The Seller shall not be liable in respect of any Relevant Claim to the extent that liability for such Relevant Claim occurs or is increased as a result of any legislation,



                                       44


        regulation or regulatory requirement not in force on or prior to the Completion Date or as a result of the withdrawal of any published extra-statutory concession or other published agreement or arrangement having general application on the Completion Date granted by or made with any governmental or regulatory authority or any tax authority or as a result of any change, after the Completion Date, of any generally accepted interpretation or application of any legislation, regulation or regulatory requirement or as a result of the introduction of, or any change in, any enforcement policy, practice or requirement of any relevant authority after the Completion Date or as a result of the withdrawal after the Completion Date of any extra-statutory concession or any other formal agreement or arrangements with any tax authority (whether or not having the force of law) currently granted by or made with any tax authority, unless in respect of any of the above events the Seller was at the date of this Agreement actively supporting or attempting to secure the enactment or adoption thereof.

8.8     INSURANCE CLAIMS

        If, in respect of any matter that would give rise to a Relevant Claim, either Target Group Company is entitled to coverage under any policy of insurance, any net recovery on behalf of the Target Group Company shall reduce the amount of the Relevant Claim which the Seller is obligated to pay to the Buyer. The Buyer shall when giving notice of the Relevant Claim to the Seller provide the Seller with notice of the policies of insurance under which coverage of such Relevant Claim may be provided, but the potential availability of insurance coverage shall not relieve or delay the Seller's obligation to pay the Relevant Claim.

        The appropriate member of the Buyer's group shall make a claim against such insurer or insurers with respect to the Relevant Claim and shall notify the Seller of such claim. The Buyer shall use reasonable endeavours to collect such claim. The Seller may, upon not less than 5 business days' notice, assume the collection of the insurance claim and upon such assumption the Buyer shall execute such assignments or other documents as are necessary to enable the Seller to assume such collection or, if such assignment is not recognised by the insurer, will facilitate the Seller's collection in the Buyer's name, including, but not limited to, representation in litigation.

8.9     RESERVES, ETC.

        For the avoidance of doubt, none of the Warranties, nor the Tax Deed, nor any other provision of this Agreement shall be construed as a representation or warranty of any judgment based on actuarial principles by whomsoever made or as to the fulfilment of any assumption. In particular, and without prejudice to the generality of the foregoing, the Buyer acknowledges and agrees with the Seller that based on information provided by the Seller and its advisers the Buyer has made its own assessment of the adequacy of the amount of the technical reserves of the Target Subsidiary ("RESERVES") as at the Last Accounting Date and thereafter. No representation or warranty is made by the Seller or any of the Seller's Affiliates as to the adequacy of the Reserves to meet the liabilities of the Target Subsidiary to which the Reserves relate (the "RESERVING ADEQUACY"). Notwithstanding anything otherwise contained in this Agreement, no provision of this Agreement or the Tax Deed shall be construed as constituting or


                                       45


        implying, directly or indirectly, the Reserving Adequacy and neither the Seller nor any of the Seller's Affiliates nor any of their respective officers, employees or advisers shall be under any liability to the Buyer or any other person if (for whatever reason) the amount of the Reserves is not adequate. However, this Clause 8.9 shall not operate to exclude any liability that the Seller may have in respect of the failure of the records of the Target Subsidiary (in respect of the Reserves, which the Seller has made available to the Buyer) to reflect each contract and claim which should in accordance with generally accepted UK actuarial standards have been reflected in such records. In the event of any conflict between the provisions of this Clause 8.9 and any other provision in this Agreement, the provisions of this Clause 8.9 shall prevail.

8.10    DEBTORS

        For the avoidance of doubt, none of the Warranties, nor the Tax Deed, nor any other provision of this Agreement shall be construed as a representation or warranty as to the recoverability of any amount from any debtor of the Target Subsidiary. Neither the Seller nor any of the Seller's Affiliates shall be under any liability to the Buyer or any other person (for whatever reason) in respect of any sum not being recoverable from any debtor of the Target Subsidiary. However, this Clause 8.10 shall not operate to exclude any liability that the Seller may have in respect of the failure of the records of the Target Subsidiary (in respect of the debtors of the Target Subsidiary) which the Seller has made available to the Buyer to record such debtors in accordance with generally accepted UK accounting standards. In the event of any conflict between the provisions of this Clause 8.10 and any other provision in this Agreement, the provisions of this Clause 8.10 shall prevail.

8.11    CONTINGENT LIABILITIES

        If any breach of the Warranties arises by reason of some liability of any Target Group Company which, at the time such breach or Relevant Claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such breach or Relevant Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be provided that this clause shall not operate to avoid a claim made in reasonable particularity in respect of a contingent liability within the applicable time limit specified in Clause 8.3.

8.12    BUYER'S ASSISTANCE

        If the Buyer becomes aware of any circumstance which gives rise to a Relevant Claim and if the claim in question is as a result of or in connection with a claim by or liability to a third party (a "THIRD PARTY CLAIM"), the Buyer shall give written notice of that circumstance to the Seller forthwith and, the Seller shall be entitled, by a notice in writing addressed to the Buyer, to require the Buyer to take or to procure that the Target Group takes all such reasonable steps and proceedings as the Seller may consider necessary in order to obtain any payment, or relief in respect of or in connection with the Third Party Claim, and the Buyer will, at the request of the Seller allow the Seller at its expense to have the conduct of all correspondence and/or proceedings arising in connection with the Third Party Claim. The Seller may



                                       46


        thereafter require the Target Group or the Buyer to take all such reasonable steps or proceedings as the Seller may consider necessary in order to mitigate any loss arising in connection with the Third Party Claim and the Buyer undertakes to procure that the Target Group shall so act. For the purpose of enabling the Seller to exercise its rights under this Clause 8.12, the Buyer shall:

        (a) make or procure to be made available to the Seller or its duly authorised representatives, and (if so requested by the Seller) provide copies of, all relevant books of account, records and correspondence of the Target Group and permit the Seller to ascertain or extract any relevant information therefrom; and

        (b) not admit any liability or agree any Third Party Claim which may give rise or has given rise to a Relevant Claim without the prior written consent of the Seller provided that:

                (i) for the purposes of this clause 8.12, a "Relevant Claim" does not include a Relevant Claim for a breach of a warranty contained in paragraph 24 of Schedule 3; and

                (ii) the Seller shall indemnify the Buyer or the Target Group Companies concerned against all properly incurred costs, charges and expenses and all liabilities that such companies may incur as a result of the Seller exercising its rights under this Clause 8.12. The Seller agrees to keep the Buyer fully informed as to the progress of any such Third Party Claim and the defence thereof.

8.13    NO DOUBLE COUNTING - TAX DEED

        The Seller shall not be liable in respect of any breach of any Warranty or in respect of any claim under the Tax Deed if and to the extent that the loss occasioned thereby has been recovered under the same or any other Warranty or under the Tax Deed or has otherwise been made good or compensated for without cost to the Buyer or the Target Group.

8.14    NO DOUBLE COUNTING - ACCOUNTS AND COMPLETION ACCOUNTS

        The Seller shall not be liable in respect of a Relevant Claim to the extent of:

        (a) any amount which is included as a liability which is the subject matter of such Relevant Claim; or

        (b) any amount by which the valuation of any asset has been reduced to take account of the subject matter of such Relevant Claim;

        in the Accounts or in the Completion Accounts. If any Relevant Claim is made the Buyer shall use all its endeavours to procure that the Seller and its advisers are given



                                       47


        reasonable access to the working papers underlying the Accounts and the Completion Accounts for the purposes of ascertaining whether any, and if so what, amount is applicable to the Relevant Claim for the purposes of this Clause 8.14.

8.15    CHANGE IN ACCOUNTING POLICY

        The Seller shall not be liable in respect of any Relevant Claim in respect of any matters resulting from a change of accounting policy or practice or the length of any accounting period of the Buyer or the Target Group introduced after Completion.

8.16    EXCLUSION OF LIABILITY IN RESPECT OF IGI

        Save as provided in the IGI Retrocession, the Seller shall have no liability whatsoever whether to the Buyer, any Target Group Company or otherwise under this Agreement including the Warranties (save in respect of the Warranty contained in paragraph 1 of Schedule 3) or the documents referred to herein (other than the IGI Retrocession) in respect of the business referred to in the definition of "Business Covered" in the IGI Retrocession. In the event of any conflict between the provisions of this Clause 8.16 and any other provision in this Agreement, the provisions of this Clause 8.16 shall prevail.

8.17    MITIGATION OF LOSS

        Nothing contained in this Clause 8 shall limit the Buyer's obligation at common law or the obligation of the Target Group to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Relevant Claim.

8.18    UNLIMITED LIABILITY

8.18.1 This Clause 8 shall not apply in relation to any Relevant Claim arising out of any fraud or dishonesty on the part of the Seller or its agents or advisers or in respect of a Relevant Claim involving or relating to breach of Clause 6.1 in respect of a Warranty contained in paragraphs 1 or 3 of Schedule 3.


                                       48


9.      SELLER'S UNDERTAKINGS

9.1     CONFIDENTIAL BUSINESS INFORMATION

9.1.1   Before and after Completion the Seller shall:

        (a) not disclose to a person Confidential Business Information it has or acquires; and

        (b) make every effort to prevent the disclosure by its employees of Confidential Business Information.

9.1.2 The Seller shall procure that each of its Affiliates complies with Clause 9.1.1.

9.1.3   Clause 9.1.1 does not apply to:

        (a) disclosure of Confidential Business Information to a director, officer or employee of the Buyer or a Target Group Company whose function requires him to have the Confidential Business Information;

        (b) disclosure of Confidential Business Information required to be disclosed by law or any applicable regulation having the force of law;

        (c) disclosure of Confidential Business Information to an adviser for the purpose of advising the Seller but only on terms that Clause 9.1.1 applies to disclosure by the adviser; or

        (d) Confidential Business Information that becomes publicly known except by the Seller's breach of Clause 9.1.1 or 9.1.2.

9.2     NON-COMPETITION

9.2.1   The Seller shall not directly or indirectly:

        (a) seek to induce any reinsurer, cedent or other business relation of a Target Group Company to cease doing business with a Target Group Company or interfere with any such relationship; or

        (b) for two years starting on the date of this Agreement engage, employ, solicit, or contact with a view to his engagement or employment by another person, any individual who is at that time a director, officer, employee or manager of a Target Group Company.

9.2.2 Each restriction in Clause 9.2.1 constitutes an entirely independent restriction on the Seller.

9.2.3 The Seller shall use reasonable endeavours to procure that each of its Affiliates complies with Clause 9.2.1.


                                       49


9.2.4 On receiving the Buyer's reasonable request the Seller shall give to the Buyer all information it possesses as at the date of this Agreement and which it still possesses as at the date of such request relating solely to a Target Group Company's business and allow the Buyer to copy any document containing that information, provided the obligations of the Seller under this Clause shall not extend to allowing access to, or the copying of, information which is, in the reasonable opinion of the Seller, regarded as confidential to the activities of the Seller otherwise than in connection with the Target Group Companies. Each party shall bear its own costs in respect of the provision of such information to the Buyer, unless the Seller provides services beyond simply supplying available information (such as processing or analysing such information or preparing any reports) in which case the Buyer shall reimburse the Seller for its reasonable costs.

9.3     POST COMPLETION ASSISTANCE

9.3.1 For the period of one year after the Completion Date, the Seller shall allow, and procure that each Affiliate of the Seller shall allow, the Buyer's representatives reasonable access, upon 48 hours' written notice, to the Key Employees, and shall procure that such Key Employees assist the Buyer with its enquiries and provide the Buyer with such information about the Target Group Companies held by the Seller or its Affiliates as the Buyer may reasonably require to assist it to run off the business of the Target Subsidiary in an efficient manner or otherwise conduct the affairs of the Target Group Companies properly, provided the obligations of the Seller under this clause shall not extend to allowing access to information which is in the reasonable opinion of the Seller regarded as confidential to the activities of the Seller otherwise than in connection with the Target Group Companies.

9.3.2   The Buyer shall:

        (a)     bear all of its own costs in implementing clause 9.3.1; and

        (b) subject to clause 9.3.3 reimburse the Seller and/or its Affiliates for its reasonable out-of-pocket expenses incurred in implementing clause 9.3.1 provided that: (i) such costs are agreed in advance in writing with the Buyer and the Seller and/or its Affiliates, as applicable; and (ii) the Seller shall provide reasonable evidence of such costs before the Buyer shall be obliged to reimburse it or its Affiliates.

9.3.3 To the extent that the Buyer requires any Key Employees to prepare reports or similar work beyond responding to brief routine enquiries, the Buyer shall pay to the Seller or its Affiliates, as appropriate, the then amount of the Key Employee's hourly pay rate multiplied by 130 per cent. (for these purposes such hourly rate being equal to the employee's then current annualised salary, including any target bonus, divided by
        2080) for the services of the relevant Key Employees as agreed between the Buyer and the Seller in writing in advance.

9.4     COMPUTER PROGRAMS

9.4.1 The obligations of the Seller and the Buyer with respect to Computer Programs used in the business of the Target Subsidiary shall be satisfied on Completion as follows:



                                       50


        (a) with respect to each Licensed Computer Program and Shrink Wrap Computer Program that is licensed by the licensor thereof to the Seller or any of the Seller's Affiliates (except those Computer Programs that are solely licensed to a Target Group Company), the Seller shall provide to the Target Subsidiary the rights described in Paragraph 7.4.2(d) of Schedule 3;

        (b) the Seller shall be responsible for 50% of the expenses related to obtaining such rights provided that the aggregate of such shared expenses, whether incurred prior to or after Completion shall not exceed $500,000 unless the Buyer and Seller mutually agree;

        (c) the Target Group shall be exclusively responsible for payment of continuing use charges, upgrade fees and maintenance fees, and for performance of other contractual obligations arising with respect to use by the Buyer and the Target Group after the Completion Date of the Computer Programs licensed or assigned to the Target Subsidiary pursuant to this Clause 9.4.

9.5     INTRA GROUP CONTRACTS

9.5.1 The Seller undertakes to the Buyer that, after the date of Completion in respect of any Relevant Contracts entered into between the Target Subsidiary and the Seller or any of the Seller's Affiliates, it will not adopt a position in relation to any claim against the Target Subsidiary or defence to a claim brought by the Target Subsidiary which is (i) materially different to the position it has adopted before the date of this Agreement; and (ii) detrimental to the position of the Target Subsidiary.

9.5.2 The Buyer shall procure that, after the date of Completion in respect of any Relevant Contracts entered into between the Target Subsidiary and the Seller or any of the Seller's Affiliates, the Target Subsidiary will not adopt a position in relation to any claim against the Seller or any of the Seller's Affiliates or a defence to a claim brought by the Seller or any of the Seller's Affiliates, which is: (i) materially different to the position it has adopted before the date of this Agreement; and (ii) detrimental to the position of the Seller, or, as the case may be, the Seller's Affiliates.

9.6     ACCOUNTS

        The Seller shall provide the Buyer with a copy of each bank mandate of each Target Group Company and details of each bank account of each Target Group Company at least three business days before Completion.

9.7     CLAIMS

9.7.1 From the date of this Agreement until Completion, in paying claims, the Seller shall procure that the Target Subsidiary shall, unless prior notice is given to the Buyer and the Buyer's consent is obtained:

        (a) follow the claim settlements approved by the lead reinsurer on any contract of Assumed Reinsurance;



                                       51


        (b) adhere to the Target Subsidiary's internal claim authorisation limits as disclosed to the Buyer prior to the date of this Agreement; and

        (c) determine settlement amounts consistently with the Target Subsidiary's practices in effect during the 2002 calendar year prior to the date of this Agreement.

9.8     PRE-COMPLETION TRANSACTIONS

9.8.1   For the purposes of this Clause 9.8:

        "LUC GUARANTEE" means the guarantee given by the Target Subsidiary (and others) in respect of the obligations of Marketing Building Limited, LUC Holdings Limited and London Underwriting Centre Limited contained in the superior lease of the London Underwriting Centre dated 17 March 1994 and made between (1) The Prudential Assurance Company Limited (2) Market Building Limited and (3) the 20 guarantors listed therein, the Development Agreement dated 27 February 1990 made between (1) The Prudential Assurance Company Limited (2) Market Building Limited (3) Market Building Management Services Limited (4) the 20 guarantors listed therein and (5) Prudential Development Management Limited, the underlease of the Common Parts dated 17 March 1994 made between (1) Market Building Limited and (2) The London Underwriting Centre Limited and in the Shareholder's Agreement relating to LUC Holdings Limited (registered number 3182700) and in any documents supplemental or collateral to them;

        "OVERSEAS PROPERTIES" means the Real Property situated outside the UK, the details of which are set out in Schedule 5;

        "RESIDENTIAL PROPERTIES" means those properties at Millers Wharf in London registered under Title Numbers EGL 299483 (6 Miller's Wharf) and EGL 271573 (11 Miller's Wharf); and

        "COMPAQ LEASE AGREEMENT" means the Master Lease Agreement number UKCHQ0206 dated 22 August 2000 between Compaq Financial Services Company and the Target Subsidiary (including each schedule and any amendments to that agreement).

9.8.2 Prior to Completion the Seller shall use reasonable endeavours to procure that:

        (a)     each Target Group Company:

                (i) transfers any interests that it may have in the Overseas Properties to the Seller, one of the Seller's Affiliates or a third party, or surrenders any interest it holds in any such Overseas Properties back to the owner of the superior interest in that Overseas Property;

                (ii) transfers any interests that it may have in the Residential Properties to the Seller, one of the Seller's Affiliates or a third party for an aggregate price equal to $2,300,000;



                                       52


                (iii) obtains a release from any obligations that it may have under the LUC Guarantee; and

                (iv) transfers all of the shares held by any Target Group Company in LUC Holdings Limited to the Seller or as the Seller shall direct and obtains a complete discharge and release of the relevant Target Group Company from any liabilities and claims under the shareholders agreement referred to in the definition of LUC Guarantee in Clause
                        9.8.1 above (the "SHAREHOLDERS AGREEMENT") in consideration for the payment by the Target Subsidiary to the Seller (or an Affiliate of the Seller) of $1,000,000 (one million dollars); and

        (b) the Target Subsidiary obtains consent from Compaq Financial Services Company to the change in control of the Target Subsidiary pursuant to Clause 17.1(e) of the Compaq Lease Agreement.

9.8.3 If, at Completion, notwithstanding the use of its reasonable endeavours, the Seller has been unable to procure any of the events described in Clause 9.8.2 (the "OUTSTANDING EVENTS") the Seller shall be required to continue to use reasonable endeavours, after Completion, to enable the Target Subsidiary and/or the Target Company, as appropriate to fulfil the Outstanding Events on terms not materially adverse to the Buyer.

9.8.4 If, following Completion, the Buyer or a Target Group Company incurs or is subject to any costs, claims, damages, expenses, losses, liabilities or penalties or is required to make any payment (including any rent or other outgoings) in connection with the Overseas Properties, the Residential Properties, the LUC Guarantee, the Shareholders Agreement or the failure of the Seller to obtain the consent referred to under Clause
        9.8.2 in relation to the Compaq Lease Agreement, the Seller hereby agrees to pay to the Buyer on demand an amount equal to any such costs, claims, damages, expenses, losses, liabilities, penalties or payments. The Seller shall be entitled to deduct from such amount such sums as the Buyer has received from any third parties in respect of the same matters and shall be entitled to recover from the Buyer any amounts paid by the Seller to the Buyer that the Buyer recovers from any third parties in respect of the same matters.

9.8.5 The Buyer shall at the request and cost of the Seller provide the Seller with and procure that the Target Subsidiary offers the Seller all reasonable assistance in connection with the fulfilment of any Outstanding Event.

9.8.6 The Seller's obligation to use its reasonable endeavours to procure the release referred to in clause 9.8.2(c) shall include the obligation to enter into a guarantee in the place of the Target Subsidiary on the same or similar terms to the LUC Guarantee.

9.9     INVESTED ASSETS

9.9.1 Seven days before Completion the Seller shall provide the Buyer with a list of the Invested Assets in which the Target Subsidiary has a beneficial interest. The list shall include details of the issuer, the relevant security, its CUSIP, its nominal value, its


                                       53


        credit ratings by the Credit Raters as at the date of the list, and such other information as the Seller shall reasonably require.

9.9.2 The Seller shall procure that on the Completion Date the Target Subsidiary does not have a beneficial interest in any Invested Asset which has a rating of below BBB- by Standard & Poor's a division of the McGraw-Hill Companies and Baa3 by Moody's Investors Services, Inc (together the "CREDIT RATERS") .



                                       54


10.     BUYER'S UNDERTAKINGS

10.1    POLICY FOR DISTRIBUTIONS

        The Buyer agrees that, following Completion, and until the payment in full of the Completion Balance, it will use all reasonable endeavours to maximise the amount of Distributions and as and when Distributions or such distributions as are otherwise made to the shareholders of the Target Subsidiary, whether of profits or of capital, made by any lawful means, including pursuant to a members' voluntary winding-up are paid by the Target Subsidiary to the Target Company, it will use its best endeavours in its capacity as a shareholder in the Target Company to procure that the Target Company pays such amounts to the Buyer either by way of dividend or by a share repurchase or reduction and repayment of capital, but in each case subject to applicable laws and after making appropriate provision for its tax and appropriate reserves for working capital and provided always that if it is not possible for a Target Group Company to pay a Distribution by way of dividend, the Buyer's obligations under this Clause 10.1 shall be subject to the Buyer's reasonable discretion in determining the timing of the implementation of any other mechanism for the payment of the Distribution having regard to the amount of the potential Distribution and the time and cost of implementing the relevant mechanism.

10.2    CHANGE OF NAME

10.2.1 The Buyer shall procure that as soon as reasonably practicable after the Completion Date, and in any event within 30 days of the Completion Date, all of the business letters, notices, bills, cheques, orders, invoices, receipts and other correspondence of the Target Group Companies are amended so as to remove any trading name or trade mark which: (i) includes the acronym "CNA" or any acronym or words similar thereto; or
        (ii) is likely to cause a third party to believe that the Target Group Companies are connected with or have an interest in the business of the Seller. The Buyer shall further procure that, as soon as reasonably practicable after the Completion Date (but in no event more than 30 days after the Completion Date), the names of the Target Group Companies are changed so as not to include the acronym "CNA" or any acronym or words similar thereto.

10.2.2 The Seller shall grant the Buyer the right to use the acronym "CNA" on the terms of the Trade Mark Licence Agreement in the Agreed Form for the specific use set out therein.

10.2.3 The Buyer agrees that prior to the Completion Date the Seller shall be entitled to arrange for the transfer from the Target Group Companies to the Seller or its Affiliates of any and all registered trade marks and domain names currently registered or held in the name of the Target Company or the Target Subsidiary.

10.3    SELLER'S ACCESS TO RECORDS



                                       55


        For a period of one year after the Completion Date, the Buyer shall procure that the Target Group Companies shall allow the Seller's representatives reasonable access upon 48 hours written notice, to the books and records of the Target Group to the extent that such access may reasonably be required by the Seller in connection with matters related to or affected by the operations of the Target Group prior to the Completion Date (provided that such access shall be procured by the Buyer for a period of six years after Completion where such access may be required by the Seller in connection with the taxation of the Seller or any of its Affiliates). Such access shall be afforded during normal business hours. The obligations of the Buyer under this clause shall not extend to allowing access to information which is in the reasonable opinion of the Buyer regarded as confidential to the activities of the Target Group or is otherwise than in connection with the Target Group Companies. The Seller shall:

        (a)     bear all of its own costs in implementing this Clause 10.3; and

        (b) reimburse the Buyer and/or its Affiliates for its out-of-pocket expenses properly incurred in implementing this Clause 10.3 provided that:

                (i) such costs are agreed in advance in writing with the Seller and/or its Affiliates, as applicable; and

                (ii) the Buyer shall provide reasonable evidence of such costs before the Seller shall be obliged to reimburse it or its Affiliate.

        If the Buyer wishes to dispose of any of such books and records prior to the expiration of the six year period referred to above the Buyer shall, prior to doing so, give the Seller a reasonable opportunity, at the Seller's expense, to segregate and remove such books and records as the Seller may select.



                                       56


11.     BUYER'S WARRANTIES

        The Buyer warrants that:

11.1    INCORPORATION AND EXISTENCE

        The Buyer is a limited company incorporated under English law and has been in continuous existence since incorporation.

11.2    RIGHT, POWER, AUTHORITY AND ACTION

11.2.1 The Buyer has the right, power and authority and has taken all action necessary to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and each document to be executed at or before Completion.

11.2.2 The Buyer has the right, power and authority to conduct its business as conducted at the date of this Agreement.

11.3    BINDING AGREEMENTS

        The Buyer's obligations under this Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms.

11.4    WINDING UP AND ADMINISTRATION

        No order has been made, petition presented or resolution passed for the winding up of the Buyer or for the appointment of a provisional liquidator to the Buyer or for an administration order in respect of the Buyer.

11.5    RECEIVERSHIP

        No receiver or receiver and manager has been appointed of the whole or part of the Buyer's business or assets.

11.6    VOLUNTARY ARRANGEMENTS

        No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Buyer. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of the Buyer.

11.7    INSOLVENCY

        The Buyer is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

11.8    PAYMENT OF DEBTS

        The Buyer has not stopped paying its debts as they fall due.



                                       57


11.9    DISTRESS ETC.

        No distress, execution or other process has been levied on an asset of the Buyer.

11.10   UNSATISFIED JUDGMENTS

        There is no unsatisfied judgment or court order outstanding against the Buyer.

11.11   STRIKING OUT

        No action is being taken by the registrar of companies to strike the Buyer off the register under section 652 of the Companies Act.

11.12   FSA

        In respect of the Buyer's application to the FSA which is to be made pursuant to Clause 4.2.1 of this Agreement, the Buyer knows of no matter not described in the letter from the Buyer to the Seller of even date herewith relating to any proposed controller, director of a proposed controller or proposed approved person in respect of whom details are to be given to the FSA by the Buyer which might cause the FSA to refuse to give its approval for the purposes of Clause 4.1(a) of this Agreement.



                                       58


12.     PENSIONS

12.1 A deed substituting CNA Europe Holdings Limited for the Target Company as principal employer in relation to the CNA Re Management Company Limited Retirement Benefits Plan (1977) is attached to this Agreement, signed by the trustees of the Seller's Scheme and will take effect on Completion. The Seller shall procure that the Target Company and CNA Europe Holdings Limited execute this deed before Completion. The Seller shall use its best endeavours and take whatever steps may be necessary to procure that the approval of the Inland Revenue is given to the substitution prior to Completion.

12.2 If the Inland Revenue shall confirm that the substitution is satisfactory from their point of view and does not affect the Seller's Scheme's exempt approved status then, following Completion, the Seller shall procure that the Inland Revenue Contributions Agency is notified of the cessation of participation of the Target Company and that the contracting out certificate held by the Target Company shall, from Completion, be held by CNA Europe Holdings Limited. The Buyer shall, and shall procure that the Target Company shall, co-operate with the Seller to procure this result.

12.3 If the Inland Revenue confirms that the substitution is not satisfactory from their point of view, then the Target Company shall remain the principal employer of the Seller's Scheme. However:

        (a) accrual of benefits under the Seller's Scheme shall cease effective on Completion and the parties shall give (or procure the giving of) such notices to effect this as may be required;

        (b) the Buyer shall procure that the Target Company shall take such steps, sign such notices and deeds and resolutions as the Seller shall require in relation to the Seller's Scheme and shall generally act in accordance with the instructions of the Seller in relation to the Seller's Scheme, in each case provided that such actions would not be in breach of any applicable laws, Inland Revenue requirements or any duties of the Target Company to the members of the Seller's Scheme.

12.4 In either case (but provided, if Clause 12.3 applies, that the Target Company has materially complied with the Seller's instructions) the Seller shall indemnify the Buyer and the Buyer as trustee for the Target Company against any liability (including any liability under section 75 of the Pensions Act 1995) on the Buyer or the Target Company to make any further payments to the Seller's Scheme or to the trustees of the Seller's Scheme on or after the Completion Date and, if clause 12.3 applies, against any liability which may otherwise arise on the Target Company in relation to the Seller's Scheme, including the Target Company's own reasonable costs and expenses and any liability to pay expenses incurred by the trustees.



                                       59


13.     NOVATION

13.1 If, following Completion, the Buyer at its sole election notifies the Seller that it intends to transfer the Sale Shares to one of its Affiliates (the "NEW BUYER") and to exercise its rights if it so desires to novate this Agreement to the New Buyer in accordance with Clause 16.5.4, notwithstanding any other provision of this Agreement:

13.1.1 at the request of the Buyer the Seller shall promptly take all steps necessary to release the Sale Shares from the Distribution Security; and

13.1.2 upon the transfer of the Sale Shares to the New Buyer the Buyer shall procure that the New Buyer executes a security deed pursuant to which the New Buyer will grant the Seller a first charge over the Sale Shares in the same form as the Distribution Security,

        Provided that the Seller shall not be obliged to agree to that novation:

        (a) if the result of the novation is that any provider of debt or equity finance to the Target Subsidiary would rank ahead of the Seller with respect to payments or distributions; and

        (b) unless the Buyer provides the Seller with a legal opinion of a reputable law firm in terms reasonably satisfactory to the Seller confirming that the new distribution security to be granted by the New Buyer will be a valid first charge and enforceable in accordance with its terms.

13.2 In the event that the Buyer transfers the Sale Shares to the New Buyer and exercises its rights to novate this Agreement to the New Buyer pursuant to Clause 13.1 (the "BUYER'S TRANSFER"), then where:

13.2.1 the New Buyer is required by law to make a deduction or withholding when the Buyer would not have been required by law to have made such deduction or withholding had the Buyer made the payment where the Buyer's Transfer had not occurred, then the New Buyer shall pay to the Seller a sum equal to the amount that the Seller would otherwise have received in the absence of any such deduction or withholding; and

13.2.2 any payment made by the New Buyer to the Seller is subject to tax in the hands of the Seller, then where such payment would not have been subject to tax if it had been made by the Buyer where the Buyer's Transfer had not occurred, then the New Buyer shall pay to the Seller such amount as will ensure that the net amount received in respect of such payment by the Seller after such tax is the same as it would have been were the payment not so subject to such tax.



                                       60


14.     RESTRUCTURING

14.1 Following Completion, the Buyer may wish at its sole election to implement a restructuring involving one or more of the following actions (the "RESTRUCTURING"):

14.1.1 the incorporation of a new company ("NEWCO") by the Buyer or one of its Affiliates;

14.1.2 the novation of the Management Agreement from the Manager, the Target Company and the Target Subsidiary to the Manager, NewCo and the Target Subsidiary;

14.1.3 the transfer of employees and certain operating assets of the Target Company to NewCo;

14.1.4 the transfer by the Target Company to the Buyer of all of the shares it holds in the Target Subsidiary; and

14.1.5  the member's voluntary winding-up of the Target Company.

14.2 The Seller acknowledges that the Buyer may wish to implement the Restructuring, and the parties hereby agree that, in connection with a Restructuring and, notwithstanding any other provision of this
        Agreement:

14.2.1 at the request of the Buyer, the Seller shall promptly take all steps necessary to release the Sale Shares from the Distribution Security;

14.2.2 promptly following the Restructuring, the Buyer shall execute a Security Deed pursuant to which the Buyer will grant to the Seller a first charge over the entire issued share capital of the Target Subsidiary in the same form as the Distribution Security;

14.2.3 if appropriate the definition of "MANAGEMENT AGREEMENT" in Clause 1.1 of this Agreement shall be substituted by the following:

        ""MANAGEMENT AGREEMENT" means the agreement entered into between the Target Subsidiary, the Manager and NewCo;"

14.2.4 at the request of the Buyer, the Seller shall take all steps necessary to re-assign the rights assigned by the Manager to the Seller pursuant to the Management Fee Security and shall release and discharge the Management Fee Security;

14.2.5 if appropriate promptly following the Re-structuring, the Manager shall execute a security deed pursuant to which the Manager will assign by way of security to the Seller, and grant the Seller a first charge over, certain of its rights to payment of the Management Fee in the same form as the Management Fee Security;

14.2.6 if appropriate the definition of "MANAGEMENT FEE" in Clause 1.1 of this Agreement shall be amended by substituting paragraph (ii) of that definition by the following:



                                       61


        "costs necessarily and properly incurred by NewCo in providing services pursuant to the Management Agreement and reimbursement by the Target Subsidiary to NewCo pursuant to Paragraph 1.1 of Schedule 3 to the Management Agreement provided that such costs are at commercially reasonable rates;"

14.2.7 if appropriate the definition of "TRIGGER DISTRIBUTIONS" in Clause 1.1 of this Agreement shall be substituted by the following:

        "TRIGGER DISTRIBUTIONS" means Distributions (and distributions as are otherwise made to the shareholders of the Target Subsidiary, whether of profits or capital, made by any lawful means, including pursuant to a members' voluntary winding-up);"

14.2.8 if appropriate Clause 10.1 of this Agreement shall be substituted by the following:

        "The Buyer agrees that, following Completion and until the payment in full of the Completion Balance, it will use all reasonable endeavors to maximize the amount of Distributions provided always that if it is not possible for the Target Subsidiary to pay a Distribution by way of dividend, the Buyer's obligations under this Clause 10.1 shall be subject to the Buyer's reasonable discretion in determining the timing of the implementation of any other mechanism for the payment of the Distribution having regard to the amount of the potential Distribution and the time and cost of implementing the relevant mechanism."

14.2.9  The Seller shall not be obliged to agree to any restructuring:

        (a) if the result of the Restructuring is that any provider of debt or equity finance to the Target Subsidiary would rank ahead of the Seller with respect to payments or distributions; and

        (b) unless the Buyer provides the Seller with a legal opinion of a reputable law firm in terms reasonably satisfactory to the Seller confirming that the new distribution security to be granted by the Buyer and the new management fee security will each be a valid first charge and enforceable in accordance with its terms.



                                       62


15.     GOVERNING LAW AND DISPUTES

15.1    GOVERNING LAW

        This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, the laws of England.

15.2    RESOLUTION BY THE COURTS

15.2.1 Save where this Agreement provides for the reference of disputed matters to an Expert, the courts of England shall have exclusive jurisdiction to settle any Disputes and hear and decide any Proceedings.

15.2.2 The parties agree that the courts referred to in Clause 15.2.1 are the most appropriate and convenient courts to settle any Disputes and hear and decide any Proceedings and, accordingly, that they will not argue to the contrary.

15.3    SERVICE OF PROCESS

15.3.1 The Seller irrevocably agrees with the Buyer that any Service Document may be sufficiently and effectively served on it in connection with any Proceedings in England and Wales by service on its process agent provided that a copy of the Service Document is also sent by fax on the same day and in accordance with Clause 16.16 to the General Counsel of the Seller.

15.3.2 For the purposes of this Clause, the Seller appoints as its process agent in connection with Proceedings in England and Wales, Sisec Limited of 21 Holborn Viaduct, London EC1A 2DY.

15.3.3 The Seller agrees to maintain the appointment of its process agent (and any replacement process agent appointed pursuant to this Clause) and that it shall not withdraw the appointment of any such process agent until its replacement shall have been validly appointed and the name and address of the replacement process agent notified to the Buyer.

15.3.4 If the process agent referred to in Clause 15.3.2 (or any replacement process agent appointed pursuant to this Clause) at any time ceases for any reason to act as such, the Seller shall appoint a replacement process agent with an address for service in England or Wales, and shall notify the Buyer of the name and address of the replacement process agent. If the Seller fails to appoint a replacement process agent or notify the Buyer of the name and address of a replacement process agent as required by this Clause, the Buyer shall be entitled by notice to the Seller to appoint such a replacement process agent to act on the Seller's behalf. The Seller shall bear all the costs and expenses of appointing a replacement process agent by the Buyer in these circumstances.



                                       63


15.3.5 Any Service Document served pursuant to this Clause shall be marked for the attention of the process agent appointed pursuant to this Clause and addressed to the address set out in Clause 15.3.2 or to his address notified pursuant to Clause 15.3.4.

15.3.6 Any Service Document marked for the attention of the process agent and addressed to the address set out in Clause 15.3.2 or at the address notified pursuant to Clause 15.3.4 shall be deemed to have been duly served if:

        (a)     left at such address, when it is left; or

        (b) sent by first class post to such address, 2 business days after the date of posting.

15.3.7  The Buyer shall send by post to the Seller in accordance with Clause
        16.16 a copy of any Service Document served by it (or on its behalf) on a process agent pursuant to this Clause, but no failure or delay in doing so shall prejudice the effectiveness of service of the Service Document in accordance with this Clause.

15.3.8 The Seller agrees that failure by any process agent to give notice of any process to it or give a copy of any Service Document served on it shall not impair the validity of such service or of any Proceedings based on that process.

15.3.9 Nothing contained in Clause 15.3.1 affects the right to serve a Service Document in another manner permitted by law.

15.4    CONSENT TO ENFORCEMENT

        Each party hereby consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

15.5    CURRENCY INDEMNITY

15.5.1 If any sum due from one party (the "FIRST PARTY") to the other party (the "SECOND PARTY") under this Agreement or any award, order or judgment given or made in relation to this Agreement has to be converted from the currency (the "FIRST CURRENCY") in which it is payable under this Agreement or under such order or judgment into another currency (the "SECOND CURRENCY") for the purposes of:

        (a)     making or filing a claim or proof against either party; or

        (b) obtaining an award, order or judgment in any court or other tribunal; or

        (c) enforcing any award, order or judgment given or made in relation to this Agreement,

        then, the first party shall, if practicable, on the day of receipt of such sum paid to it in satisfaction, in whole or in part of such award, order or judgment, or if not practicable



                                       64


        on such day, as soon as is reasonably practicable thereafter, convert such sum from the second currency into the first currency at the best rate or rates of exchange (taking into account the amount to be exchanged and the location in which such exchange is effected) reasonably available to the second party on the day of conversion, and if the amount resulting from such conversion (net of all commissions, charges, fees and expenses paid):

        (i) is less than the amount of the award, order or judgment in the first currency, then the second party shall pay such difference to the first party within 15 days of a demand for it; or

        (ii) is more than the amount of the award, order or judgment in the first currency, then the first party shall pay such difference to the second party within 15 days of a demand for the same.

15.5.2 Each demand submitted by a party pursuant to Clause 15.5.1 shall be accompanied by a calculation of the computation made together with such supporting evidence to substantiate the demand.



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16.     MISCELLANEOUS PROVISIONS

16.1    ANNOUNCEMENTS

16.1.1 Neither party may, during the period commencing on the date of this Agreement and ending on the Completion Date or earlier termination of this Agreement, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement or in relation to its provisions unless it has first obtained the other party's written consent.

16.1.2 The restrictions in this Clause shall not apply to a public announcement, communication or circular:

        (a)     if made or sent to any Affiliate of such party; or

        (b) if made or sent to any outside consultants or advisers engaged by or on behalf of such party and acting in that capacity; or

        (c) to the extent required by the rules of a relevant and recognised stock exchange or regulatory or governmental body to which the relevant party submits, whether or not the requirement for information has the force of law, if the party required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other party; or

        (d) to the extent required by any applicable laws or pursuant to an order of any court of competent jurisdiction if the party required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other party; or

        (e)     if made or sent to any insurer under a policy of insurance; or

        (f) if made or sent to directors, employees and officers of such party or of its Affiliates.

16.2    CONFIDENTIALITY

16.2.1  Each party shall at all times:

        (a) use its reasonable endeavours to keep all data or information (whether technical, commercial or financial) acquired under or pursuant to this Agreement (including information relating to the other party's products, operations, processes, plans or intention, product information, know-how, trade secrets, market opportunities and business affairs) strictly confidential and shall not disclose this to any other person; and

        (b) not use any data or information referred to in paragraph (a) above for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under this Agreement.

16.2.2  The provisions of this Clause shall not apply to:

        (a) any information in the public domain at the time of disclosure, otherwise than by breach of this Agreement;

        (b) information which passes into the public domain after disclosure through no act or default of the recipient party;

        (c) information in the possession of, or independently generated by, a party before that information was disclosed to it by or on behalf of the other party and which was not obtained under, or generated in breach of, any obligation of confidentiality; and

        (d) information obtained from a third party who is free to disclose the same, and which is not obtained under any obligation of confidentiality.

16.2.3 Following Completion, the Buyer shall not, and shall procure that its Affiliates do not, disclose information contained in the CNA Re Pricing Handbook, an example of which, dated October 2000, has been made available to the Buyer during its investigation of the Target Group to any third party or use such information other than for the purpose of running off the business of the Target Subsidiary.

16.2.4 A party shall be entitled to disclose any data or information referred to above without the prior written consent of the other party if such disclosure is made in good faith:

        (a) to any Affiliate of such party, having made it aware of the requirements of this Clause; or

        (b) to any outside consultants or advisers engaged by or on behalf of such party and acting in that capacity, having made them aware of the requirements of this Clause; or

        (c) to the extent required by the rules of a relevant and recognised stock exchange or regulatory or governmental body to which the relevant party submits, whether or not the requirement for information has the force of law; or

        (d) to the extent required by any applicable laws or pursuant to an order of any court of competent jurisdiction; or

        (e)     to any insurer under a policy of insurance; or

        (f) to directors, employees and officers of such party having made them aware of the requirements of this Clause,

                provided that:

                (i) any such information disclosed pursuant to paragraph (c) or (d) above, shall be disclosed only if the party has, if practicable, first consulted and taken into account the reasonable requirements of the other party; and

                (ii) such disclosure is necessary to enable such party to perform this Agreement or to protect or enforce its rights under this Agreement or any other agreement referred to in it.

16.2.5 The restrictions contained in this Clause 16.2 shall continue to apply after the date of this Agreement without limit in time.

16.3    THE EURO

16.3.1  In this Clause:

        (a) the "EURO" means the single or unified European currency (whether known as the euro or otherwise) as contemplated in the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Treaty on European Union which was signed at Maastricht on 1 February 1992;

        (b) the "EMU REGULATIONS" means Regulation No. 1103/97 adopted by the European Council on 20 June 1997 and Regulation No. 974/98 adopted by the European Council on 2 May 1998; and

        (c)     the expression "EXTENSION OF EMU" means:

                (i) the extension of European economic and monetary union to any part of the European Union;

                (ii) the extension of the introduction at any time of the euro to any part of the European Union; or

                (iii) any events associated with any of the matters described in paragraphs (a) and (b) above,

        in each case, as contemplated in the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Treaty on European union which was signed at Maastricht on 1 February 1992 and "NON-EXTENSION OF EMU" shall be construed accordingly.

16.3.2 The parties agree that the extension of EMU (or the non-extension of EMU) shall not result in the discharge, cancellation, rescission or termination, in whole or in part, of this Agreement or give any party the right to cancel, rescind, terminate or vary this Agreement, in whole or in part.

16.3.3 Unless the parties agree otherwise, at any time at which it is so permitted under any relevant law (including the EMU Regulations), a party may not make any payment under or in connection with this Agreement which is expressed to be payable in dollars in euro.

16.3.4 If at any time the euro is introduced to the United Kingdom and as a result sterling is replaced by the euro, then the amounts of sterling referred to in this Agreement shall be deemed converted into units of the euro at the rate prescribed by the EMU Regulations or any other implementing regulation or directive which prescribes the rate of such conversion.

16.3.5 The parties shall from time to time amend the provisions of this Agreement, if either party notifies the other that any amendments are necessary (including with respect to the definitions of "Business Day", "Reference Banks", and "Reference Exchange Rate") as a result of the occurrence of EMU. All such amendments shall be made on the basis that, following such amendments, each party will be in the same financial position as it would have been had the occurrence of EMU not taken place.

16.3.6 If the parties are unable to agree any amendments to this Agreement to be made pursuant to this Clause, either party may refer the matter in dispute to the Expert for determination in accordance with this Agreement.

16.4    LATE PAYMENTS AND DEFAULT INTEREST

        If a party fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the party to whom the payment was due to be made pay interest on the overdue amount from the due date up to the date of actual payment, after as well as before judgment, at LIBOR plus 3 per cent. Such interest shall accrue on a daily basis and be compounded quarterly.

16.5    ASSIGNMENTS AND NOVATION

16.5.1 Except as provided in Clauses 16.5.2, 16.5.3 and 16.5.4, a party shall not assign, transfer, create any encumbrance in or over, or deal in any other manner with this Agreement or a right or obligation under this Agreement (or purport to do any of these things) without having first obtained the other party's written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each party is entering into this Agreement for its benefit and not for the benefit of another person.

16.5.2 The Buyer shall be entitled at any time after Completion to assign its rights under this Agreement to any of its Affiliates provided that such party shall procure that any such Affiliate to whom it assigns any of its rights under this Agreement shall assign such rights back to that party immediately prior to it ceasing to be an Affiliate. Any assignment by a party under this Clause shall:

        (a) be subject to the condition that the assigning party shall not be relieved of any of its obligations under this Agreement; and

        (b) be made on terms that the assignee acknowledges that the other party may continue to deal exclusively with the assigning party in respect of all matters relating to this Agreement at all times unless and until the assignee notifies both parties that it is exercising its rights as assignee.

16.5.3 This Agreement shall be binding upon, and inure to the benefit of the parties and their respective successors and their permitted assignees.

16.5.4 Subject to Clauses 13 and 14, the Seller agrees that, upon the request of the Buyer of its successors or permitted assignees, this Agreement may be novated (in whole) in favour of any Affiliate of the Buyer (which, if such novation is completed after the Completion Date, is the beneficial owner for the time being of the Sale Shares) and the Seller shall execute a novation agreement substantially in the terms set out in
        Schedule 8.

16.6    FURTHER ASSURANCE

        Each party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power and as may be reasonably requested of it by the other party by written notice to implement this Agreement.

16.7    COSTS

        Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it.

16.8    AMENDMENTS

        This Agreement may not be amended except by written agreement between the parties and no other purported amendment shall be effective.

16.9    NO WAIVER

16.9.1 No waiver by either party of any default or defaults by the other party in the performance of any of the provisions of this Agreement:

        (a) shall operate or be construed as a waiver of any other or further default or defaults whether of a like or different character; or

        (b) shall be effective unless in writing duly executed by a duly authorised representative of such party.

16.9.2 Neither the failure by either party to insist on any occasion upon the performance of the terms, conditions, and provisions of this Agreement nor time or other indulgence granted by one party to the other shall act as a waiver of such breach or acceptance of any variation or the relinquishment of any such right or any other right under this Agreement, which shall remain in full force and effect.

16.10   DISCRETION

        Except where this Agreement expressly requires a party to act fairly or reasonably (including any provision which does not allow a party to unreasonably withhold, condition or delay its consent or approval), a party may exercise any discretion given to it under this Agreement in its absolute discretion and the exercise of that discretion shall not be challengeable on grounds that the party did not exercise its discretion fairly or reasonably and shall not be subject to the dispute resolution procedures in this Agreement.

16.11   ENTIRETY

16.11.1 This Agreement and the Schedules are intended by the parties as the final expression of their agreement and are intended also as a complete and exclusive statement of the terms of their agreement.

16.11.2 All prior written or oral understandings, offers or other communications of every kind pertaining to this Agreement are abrogated and withdrawn.

16.11.3 The Pre-Contract Agreements shall cease to have effect from the date of this Agreement except that termination does not affect any liability of either party to the other arising from a breach of any legally binding provision of a Pre-Contract Agreement before the date of such termination.

16.12   LIABILITIES, RIGHTS AND REMEDIES

16.12.1 Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of rights and remedies provided by law.

16.12.2 Except to the extent they have been performed and except where this Agreement expressly provides to the contrary, the obligations (including all warranties, representations and indemnities) contained in this Agreement remain in force notwithstanding Completion of this Agreement.

16.12.3 The parties do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 (the "CRTP ACT") by any person who is not a party to this Agreement.

16.13   COUNTERPARTS

16.13.1 This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

16.13.2 If this Agreement is subject to stamp duty and counterparts or duplicates of this Agreement are executed, the Buyer shall, as soon as practicable after the date of this Agreement, procure that all the counterparts or duplicates are duly stamped and as soon as they are so stamped shall deliver a counterpart or duplicate to the Seller.



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16.14   SEVERABILITY

        If any provision of this Agreement is held to be illegal or unenforceable, wholly or partly, under any applicable law, such provision, or, as the case may be, part of such provision, shall to that extent be deemed not to form part of this Agreement. The enforceability of the remainder of this Agreement, however, shall not be affected.

16.15   PAYMENTS

        Wherever in this Agreement provision is made for the payment by one party to another, such payment shall be effected by crediting the account specified in the Payment Account Details of the party entitled to payment by way of CHAPS on or before the due date for payment unless the payee by notice to the payer, not later than three business days prior to the due date for payment, elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer and having an office in London. Payment of such sum shall be a good discharge to the payer of its obligation to make such payment.

16.16   NOTICES

16.16.1 Save as otherwise provided in this Agreement, all notices which are required or permitted under this Agreement shall:

        (a)     be in writing;

        (b)     be in the English language; and

        (c) be delivered personally or sent by registered post or pre-paid recorded delivery or fax, addressed as follows:

        If to the Seller:  CNA Plaza

                           333 South Wabash Avenue

                           Chicago

                           Illinois 60685

                           USA

        Attention:         The Secretary

        Fax No.:           001 312 822 1297

        If to the Buyer:   Tawa UK Limited

                           10 Fenchurch Avenue

                           London  EC3M 5BN



                                       72


        Attention:         (1) The Chairman; and (2) The Chief Executive Officer

        Fax No.:           +44 20 7665 6501

        with a copy to:    LeBoeuf, Lamb, Greene & MacRae

                           No. 1 Minster Court

                           Mincing Lane

                           London  EC3R 7AA

        Fax No.:           +44 20 7459 5099

        Attention:         William C. Marcoux

16.16.2 In the absence of evidence of earlier receipt, a notice or communication shall be deemed given:

        (a) if delivered personally, when left at the address referred to above;

        (b)     if sent by prepaid recorded delivery, or registered post at
                10.00 a.m. on the third business day following the date of posting; and

        (c) if sent by fax, at the time of transmission (provided that the transmission is validly receipted).

16.16.3 A party may by notice of at least 10 business days to the other party change the address or fax numbers to which such notices and communications to it are to be delivered.

16.17   EXECUTION AND DELIVERY OF DOCUMENTS

        All agreements or certificates delivered in connection with the transactions contemplated by this Agreement shall be deemed to be delivered by the companies executing the same, and the individual officers executing the same shall not be personally liable thereon.



                                       73


                                   SCHEDULE 1

         INFORMATION ABOUT THE TARGET COMPANY AND THE TARGET SUBSIDIARY

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]

                                   SCHEDULE 2

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]

                 ITEMS FOR DELIVERY BY THE SELLER AT COMPLETION

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]

                                   SCHEDULE 3

                                   WARRANTIES

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]

                                   SCHEDULE 4

                            ACTION PENDING COMPLETION

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]

                                   SCHEDULE 5

                               THE REAL PROPERTIES

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]

                                   SCHEDULE 6

                              INTELLECTUAL PROPERTY

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]


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                                   SCHEDULE 7

                                     PART I

                              COMPLETION ADJUSTMENT




1.      INTERPRETATION


        In this Schedule, where the context admits:

                (a) the "ACCOUNTS" and the "PRO FORMA BALANCE SHEET" and any other defined term used in this Schedule shall have the same meanings as in the Agreement and the Schedules;

                (b) "COMPLETION ACCOUNTS" means the accounts prepared in accordance with Clause 2 and agreed or determined in accordance with Clause 3.5;

                (c) the "MARK TO MARKET" of Invested Assets on any particular day means the determination of a market price of Invested Assets agreed or determined in accordance with Clause 3.2:

                        (i) in a consistent process to that employed by the Seller at 31 December, 2001, by reference to the respective pricing source (trustee or money manager), except that all such pricing sources shall be directed to utilize a bid price methodology ; or

                        (ii) to the extent that the pricing source is unable to provide a bid price they shall be directed to utilize a generally recognised approximation of a bid price methodology and "MARKED TO MARKET" shall be construed accordingly;
                        and

                (d)     "CLAUSE" refers to the relevant paragraph of this
                        Schedule 7, unless otherwise stated.

2.      COMPLETION ACCOUNTS

2.1     PREPARATION

        The Buyer shall as soon as practicable, and in any event within 45 days after Completion, procure that accounts be prepared as of the Completion Date (which shall be as of the last day of a calendar month) for the Target Group Companies in accordance with this Schedule 7.



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2.2     DESCRIPTION

        The Completion Accounts shall consist of a consolidated balance sheet (which shall be in the form of the Pro Forma Balance Sheet, analysed between the relevant headings/columns as shown in tab "Treatment of Proforma Balance Sheet" in the Worked Example, unless agreed otherwise in writing by the Buyer and the Seller) of the Target Company and the Target Subsidiary as at the close of business on the Completion Date and a consolidated profit and loss account of the Target Company and the Target Subsidiary in respect of the period from 1 January 2002 to the Completion Date (both dates inclusive).

2.3     REQUIREMENTS

2.3.1 Except to the extent otherwise expressly required or provided in the Agreement, or in the Pro Forma Balance Sheet, the Completion Accounts shall:

                (a)     subject to Clauses 2.3.1(f) to (h), 2.3.2 and 2.3.3:

                        (i) be prepared on a proper basis and consistent with the bases and policies of accounting as applied or adopted in preparing the Accounts (including, for the avoidance of doubt, those bases and policies applied or adopted in establishing the bad debt allowance in the Accounts);

                        (ii) be prepared in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom (including the Statement of Recommended Practice on Accounting for Insurance Business issued by the Association of British Insurers in 1998); and

                        (iii) be prepared in accordance with the applicable requirements of the Companies Act applying to insurance companies as interpreted by the Target Company and Target Subsidiary as at 31 December 2001, excluding required notes and related disclosures thereto (subject to Clause 2.3.1(d) below);

                (b) show a true and fair view of the consolidated assets, liabilities and state of affairs of the Target Group as at the Completion Date and the consolidated profit (or loss) of the Target Company and the Target Subsidiary for the period from 1 January 2002 to the Completion Date;

                (c) contain the reconciliation between the consolidated audited balance sheet of the Target Group as at 31 December 2001 and the Pro Forma Balance Sheet and the Completion Accounts shall assume the opening position as at 1 January 2002 for calculating the consolidated profit (or loss) of the Target Group for the period 1 January 2002 to the Completion Date as the Pro Forma Balance Sheet;



                                       76


                (d) include the information necessary for the calculation of the Completion Adjustment, including a version of tab "Illustrative unwinding of proforma balance sheet" in the worked example using actual data;

                (e) identify and take into account inwards payments and outwards receipts arising from all commutations;

                (f) value the Invested Assets (excluding accrued but unpaid interest) of the Target Group Companies as at the Completion Date at their Marked to Market value as determined in accordance with Clause 3.2;

                (g)     not include any deferred tax assets; and

                (h)     not include any equalisation provision as required by
                        Schedule 9A to the Companies Act 1985.

2.3.2 The liability for restructuring of $6,500,000 (six million and five hundred thousand dollars) included in the Target Group's Accounts will be recalculated in the Completion Accounts as follows:

                (a) the provisions in respect of the continuing obligations under or related to Overseas Properties will be released to the profit and loss account (as the Buyer and the Seller have reached an agreement) in respect of such obligations as set out in Clause 9.8 of the Agreement);

                (b) the provisions in respect of all of the leases of space in the London Underwriting Centre shall be included at $151,000 per month multiplied by the number of months remaining on the relevant lease, discounted at a rate of 5.0%;

                (c) the provision in respect of the book loss on sales of excess Hardware and payments to be made by the Target Company in respect of lease obligations in relation to Hardware shall be included at $200,000; and

                (d) the provision for employee redundancy payments will be calculated to take into account employees (if any) that the Buyer has determined, prior to Completion, will be made redundant within ninety days (or their contractual notice period if longer) after Completion. The redundancy payment calculation will be consistent with Target Group's policy in effect prior to Completion, and the Buyer will represent that actual payments to the relevant employees will be so calculated. Settlement of all employee redundancy and other termination benefits paid in the period 1 January 2002 to the Completion Date will be charged against the portion of the provision for restructuring included in the Target Group's Accounts that relates to redundancy and other termination benefits (totalling $1.8 million). Any amounts paid relating to this Clause 2.3.2(d) that exceed such provision as at 31 December 2001 will be provided for in the Completion Accounts;


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2.3.3   The only employee incentive costs accrued in the Completion Accounts will be as follows:

                (a) amounts accrued as at the Completion Date under the Annual Incentive Bonus Plan, the Supplemental Annual Incentive Bonus Plan, Staff Incentive Plan, the Supplementary Staff Incentive Plan, the Deferred Profit Sharing Plan, and the Long Term Incentive Plan which will be determined by the Seller for each employee employed by the Target Group at the Completion Date and will be communicated to the Buyer within five business days after the Completion Date. Such amounts will be paid to employees in accordance with their entitlement under the relevant scheme or plan as and when due following the Completion Date;

                (b) amounts accrued as at the Completion Date under the Performance Incentive and Loyalty Scheme will be limited to any unpaid amounts achieved, and not deferred, in accordance with the relevant scheme (being the 4% of base salary achieved during the quarter in which Completion occurs). Amounts achieved for each employee will be determined by the Seller and will be communicated to Buyer within five business days after the Completion Date. Such amounts will be paid to the employees in accordance with their entitlement under the Performance Incentive and Loyalty Scheme as and when due following the Completion Date; and

2.3.4 No accruals will be made in the Completion Accounts for amounts payable under the Performance Incentive and Loyalty Scheme for amounts achieved after the Completion Date (being the 20% of base salary achieved after the Completion Date) and those amounts achieved prior to the Completion Date but which payments are deferred. Amounts achieved for each employee will be determined by the Buyer and will be communicated to the Seller 15 days prior to payment to the relevant employee. Such amounts will be paid to the employees in accordance with their entitlement under the Performance Incentive and Loyalty Scheme as and when due following the Completion Date. The Seller will reimburse the Target Group for these amounts payable under these schemes within 14 days after payment to the relevant employees.

2.3.5 Any unreconciled difference between the Peoplesoft general ledger and the Senator broker ledger systems as at the Completion Date will be eliminated through adjustment of the Peoplesoft general ledger. The Comfort letter provided by the Seller to the Target Subsidiary in respect of such unreconciled difference will be terminated.

2.3.6 The Completion Adjustment shall not be taken into account in preparing the Completion Accounts.



                                       78


3.      PROCEDURE

3.1     SUBMISSION OF DRAFT

                (a) As soon as the Completion Accounts have been prepared, the Buyer shall calculate the Completion Adjustment and the Buyer shall send a copy of the Completion Accounts and the calculation of the Completion Adjustment to the Seller together with such working papers used in connection with the preparation of the same to understand and agree the Completion Accounts and the calculation of the Completion Adjustment.

                (b) Unless the Seller shall within 28 days of receipt of the Completion Accounts and Completion Adjustment calculation (and associated papers as provided in Clause 3.1(a)) serve a notice in writing on the Buyer that it objects to the Completion Accounts and/or the Completion Adjustment calculation (identifying the reason for any objection and the amount(s) or item(s) in the Completion Accounts and/or Completion Adjustment calculation which is/are in dispute, provided always that no objection shall be raised in relation to the Mark to Market and Realised Investment Gain/Loss Adjustment in the Completion Accounts other than pursuant to, and in accordance with Clause 3.2 below), (such notification being, for the purposes of this Clause 3, an "OBJECTION NOTICE") the Seller shall be deemed to have agreed to the Completion Accounts and the Buyer's calculation of the Completion Adjustment for all purposes of this Agreement.

3.2     AGREEMENT OF MARKED TO MARKET VALUATIONS

                (a) As soon as practicable after Completion, however in any event within 14 days, the Buyer shall determine and/or shall procure Marked to Market valuation of each of the Invested Assets as at the Completion Date. Upon receipt of the Marked to Market valuations of each of the Invested Assets, the Buyer shall aggregate those valuations (the "INITIAL PRICING");

                (b) As soon as the Buyer has the Initial Pricing it shall send a copy of the Initial Pricing to the Seller, together with such working papers used in connection with the preparation of the same as are necessary or appropriate to understand the Initial Pricing. Unless the Seller and/or the Buyer shall within 14 days of the Seller's receipt of the Initial Pricing serve a notice in writing on the other (a "PRICING NOTICE") that it wishes to obtain an independent Marked to Market valuation of the Invested Assets (an "INDEPENDENT PRICING"), the Seller and the Buyer shall be deemed to have agreed to the Initial Pricing for the purposes of the Mark to Market and Realised Investment Gain/Loss Adjustment in the Completion Accounts, and the Initial Pricing shall be final and binding on the parties.

                (c) If the Buyer and/or the Seller serves a Pricing Notice the Buyer and/or Seller may, as appropriate, within 14 days of the service of the Pricing Notice obtain a Marked to Market valuation of the Invested Assets from an independent reputable investment manger, bank or securities house (such



                                       79


                        valuation being the "BUYER'S PRICING" or the "SELLER'S PRICING", as appropriate). If the aggregate difference between the Initial Pricing on the one hand and either the Buyer's Pricing or the Seller's Pricing on the other:

                        (i) exceeds 25 basis points of the aggregate value of the Initial Pricing then either the Buyer and/or the Seller, as appropriate, may elect to follow the procedure under Clause 3.2(d) below to determine the Marked to Market valuation of the Invested Assets; or

                        (ii) does not exceed 25 basis points of the aggregate value of the Initial Pricing, then the Initial Pricing shall be used for the purposes of Mark to Market and Realised Investment Gain/Loss Adjustment in the Completion Accounts and the Initial Pricing shall be final and binding on the parties.

                (d) If Clause 3.2(c)(i) applies, and the Buyer and/or the Seller elects to implement this Clause:

                        (i) the Buyer and Seller shall appoint two mutually acceptable independent third parties (the "INDEPENDENT VALUERS"). For the avoidance of doubt, each party is not prohibited from proposing the entity it used to obtain its own pricing under paragraph (c) above as an Independent Valuer, Independent Valuers may obtain prices or pricing information from other third party professionals in their absolute discretion;

                        (ii) if the parties fail to reach agreement on the identity of either one or both of the Independent Valuers within 10 days of an election to implement this Clause, then, at the instance of each party such Independent Valuers that have not been agreed shall be selected by the President for the time being of the Institute of Chartered Accountants for England and Wales;

                        (iii) a list of individual securities prioritised based on the absolute difference measured in market value and with a price difference in excess of 25 basis points between the Initial Pricing and the Buyer's Pricing and/or the Initial Pricing and the Seller's Pricing will be provided by the Buyer and/or Seller to the Independent Valuers (the "RELEVANT SECURITIES");

                        (iv) the Independent Valuers will each Mark to Market each of the Relevant Securities as at the Completion Date in sequence starting with the largest absolute market value difference, subject to the following, for each Relevant Security the average of the two Independent Valuers' valuations will become the new valuation for that Relevant Security and the Initial Pricing will be recalculated to reflect that valuation;



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                        (v)     the Initial Pricing as adjusted by the valuation
                                of each such Relevant Security is referred to as the "ADJUSTED INITIAL PRICING". The process of such valuation will continue until the sooner of
                                (x) the difference between the Initial Pricing and the Adjusted Initial Pricing becomes less than 25 basis points, and (y) all of the Relevant Securities have been priced (the "FINAL ADJUSTED INITIAL PRICING"); and

                        (vi) the Final Adjusted Initial Pricing shall be deemed to have been agreed upon completion of this process and for the purposes of the Mark to Market and Realised Investment Gain Loss Adjustment in the Completion Accounts and the Final Adjustment Initial Pricing shall be final and binding on the parties.

3.3     REPORT

        If the Seller accepts, or is deemed to accept, that the said draft Completion Accounts comply with Clause 2, and the draft Completion Adjustment is correctly calculated in accordance with Clauses 4 and 5, the Seller shall sign a report to that effect and any Completion Accounts and Completion Adjustment so reported on, or (if Clause 3.6 shall apply) the final draft of the Completion Accounts and the Completion Adjustment as determined by the independent accountant, shall be the Completion Accounts and the Completion Adjustment for the purposes of this Agreement and shall be final and binding on the parties.

3.4     INFORMATION AND EXPLANATIONS

        The Buyer shall provide such cooperation, information, documentation and written and verbal explanations from appropriate personnel relating to the draft Completion Accounts and the Completion Adjustment and their preparation as the Seller, or any independent chartered accountant appointed pursuant to Clause 3.6, shall reasonably require.

3.5     AGREEMENT OF DRAFT

        If within the period referred to in Clause 3.1(b), the Seller shall give the Buyer an Objection Notice then the Buyer and the Seller shall use their best endeavours to reach agreement upon adjustments to the draft and the value of the Completion Adjustment.

3.6     INDEPENDENT ACCOUNTANT

        If the Seller and the Buyer are unable to reach agreement within 28 days following service of the Objection Notice, either the Seller or the Buyer shall be entitled to refer the matter or matters in dispute, only to the extent that such matters may potentially impact the Completion Adjustment, to Ernst & Young, unless Ernst & Young are not at the relevant time independent of each of the parties in which case the matter or matters shall be referred to an independent firm of chartered accountants agreed upon between them or (failing agreement within seven days of one party giving notice to the other that it desires an independent expert to be appointed) to be selected (at the



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        instance of either party) by the President for the time being of the
        Institute of Chartered Accountants for England and Wales. Ernst & Young or such other independent firm of chartered accountants shall act as experts not as arbitrators and shall determine the matter or matters in dispute and their decision shall, save in the event of fraud or manifest error, be binding.

        The parties will use all reasonable endeavours to co-operate with the independent firm of accountants in resolving such disagreement or dispute. The independent firm of accountants shall have the right to seek such professional assistance and advice as it may require in fulfilling its duties. The costs of the independent firm of accountants shall be borne by the Seller and the Buyer equally.

        Upon the resolution of any dispute by the independent firm of accountants, the Completion Accounts and the calculation of the Completion Adjustment shall be amended to accord with such resolution and the Completion Accounts and the Completion Adjustment as so amended shall thereafter be final and binding as between the parties for all purposes of this Agreement.

4.      COMPLETION ADJUSTMENT

4.1     GENERAL

4.1.1 The following provisions of this Clause 4.1.1 set out the general methodology relating to the calculation of the Completion Adjustment which is subject to the specific calculations and methodology provided for in Clauses 4.2, 5.2 and 5.3.

                (a) The Buyer's purchase price for the Target Group is predicated upon:

                        (i) the Target Group holding at the Completion Date Invested Assets (which, on Marked to Market valuations, could be used to purchase Risk Free Investments, exclusive of transactional costs), cash and net Non-Technical Assets and Liabilities sufficient to meet the Buyer's estimate of the net present value, as at the Completion Date, of the Actual Matched Portfolio, and

                        (ii)    Adjustment "W" in Clause 4.2.

                (b)     The amount of any difference between:

                        (i) the aggregate Marked to Market value of the Invested Assets, cash and Non-Technical Assets and Liabilities at the Completion Date, and

                        (ii)    the Actual Matched Portfolio,

                        is to be a completion adjustment, calculated in accordance with this Clause 4 and settled in accordance with Clause 3 of the Agreement.

                (c) This is achieved through Adjustment "W" and the Mark to Market and Realised Investment Gain / Loss Adjustment set out in this Clause 4 and the Matched Portfolio Adjustment set out in Clause 5;



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                (d)     The Assumed Matched Portfolio was calculated as at 31
                        December 2001 in accordance with Clause 5.2(a). The Target Group has continued to trade in the period 1 January 2002 to the Completion Date inclusive. During this period, it is agreed that profits and losses of the Target Group are for the Buyer's account, except as provided in this Agreement.

                (e) Profits and losses recognised in the period 1 January 2002 to the Completion Date inclusive with respect to Non-Technical Assets and Liabilities (except to the extent that such profits and losses arise from accrued Investment Income, which is dealt with in Adjustment "W" in Clause 4.2, and commutations, which are for the Buyer's account) are for the Seller's account, in accordance with Clause 5 below.

4.2     CALCULATION

4.2.1 Upon preparation of the Completion Accounts, the Buyer shall calculate the completion adjustment (the "COMPLETION ADJUSTMENT") as follows:

        W + X + Y = Z

        where:

        "W" is as provided in Clause 3.2.1(d), 3.2.2(d), 3.2.3(d) or 3.2.4(c) of
        the Agreement as appropriate

        "X" is the Matched Portfolio Adjustment

        "Y" is the Mark to Market and Realised Investment Gain / Loss Adjustment

        "Z" is the Completion Adjustment

        A worked example of the above formula, together with certain schedules relevant in format and/or content to the Agreement, is set out in Part II of this Schedule 7 (the "WORKED EXAMPLE"). The Completion Adjustment shall be calculated in accordance with the principles and definitions described in Clause 2.3 above, and amounts determined shall therefore be gross of any withholding or other taxes.

4.2.2   For the purposes of this Clause 4.2:

                (a) "INVESTMENT INCOME" is the amount disclosed as such in the notes to the Completion Accounts, which comprises income received from Invested Assets, plus the change in accrued investment income between 31 December 2001 and Completion Date inclusive, gross of any withholding or income tax;

                (b) "ADMINISTRATIVE EXPENSES" is the amount disclosed as such in the notes to the Completion Accounts (which includes depreciation, but this shall exclude any profit and loss in respect of Non-Technical Assets and Liabilities of the Target Group as at 31 December 2001, recognised in the



                                       83


                        period from 1 January 2002 to the Completion Date which is adjusted in accordance with Clause 5.2(e)(ii) below);

                (c) "MATCHED PORTFOLIO ADJUSTMENT" means the adjustment determined in accordance with Clause 5 below;

                (d) "MARK TO MARKET AND REALISED INVESTMENT GAIN / LOSS ADJUSTMENT" means the aggregate of unrealized investment gains / losses and realised investment gains / losses as disclosed in consolidated profit and loss of the Completion Accounts, where a net credit to the profit and loss account is treated as a positive and a net debit to the profit and loss account is treated as a negative; and

                (e) "NON-TECHNICAL ASSETS AND LIABILITIES" means those items identified as such in the tab "Treatment of Proforma Balance Sheet" in the Worked Example.

5.      MATCHED PORTFOLIO ADJUSTMENT

5.1     GENERAL

        For the purposes of this Clause 5, "RISK FREE INVESTMENT" means investments in US Dollars which are bonds, debentures, treasury bills, notes or any other security representing a first rank debt of, and issued or directly and unconditionally guaranteed by the government of the United States of America.

5.2     METHODOLOGY

        The Buyer and Seller agree that the following is the methodology to be used to calculate the Matched Portfolio Adjustment:

                (a) The Buyer has estimated, as at 31 December 2001, all future cash flows of the Target Subsidiary, but excluding those arising from Investment Income and realizations of Invested Assets and Non-Technical Assets and Liabilities, after taking into account the adjustments made in deriving the Pro Forma Balance Sheet (the "ASSUMED PAYMENT PROFILE").

                (b) On the basis of the Assumed Payment Profile, the Buyer has assumed a portfolio consisting of Risk Free Investments and cash the cashflows of which (together with the assumed cashflows arising from realizations of the Non-Technical Assets and Liabilities of the Target Subsidiary) will exactly match the Assumed Payment Profile (the "ASSUMED MATCHED PORTFOLIO").

                (c) The Buyer has calculated the net present value of the Assumed Matched Portfolio as $1,519,800,000 (one billion, five hundred and nineteen million and eight hundred thousand dollars), being the net present value of the Assumed Matched Portfolio based on an average weighted investment yield of 4.5 per cent per annum as at 31 December 2001 (the "NPV OF THE ASSUMED MATCHED PORTFOLIO").



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                (d)     The Buyer shall calculate the Actual Matched Portfolio
                        (in accordance with Clause 5.2(e) below) and the NPV of the Actual Matched Portfolio (in accordance with Clause 5.2(g) below).

                (e) The "ACTUAL MATCHED PORTFOLIO" shall be calculated in the same way as the Assumed Matched Portfolio using:

                        (i)     the Assumed Payment Profile; and

                        (ii) an adjustment for the profit or loss recognised in respect of Non-Technical Assets and Liabilities as at 31 December 2001 of the Target Subsidiary in the period from 1 January 2002 to the Completion Date (excluding the change in accrued investment income in that period, which is adjusted through Clause 5.2(g)(iii) below) so that any such profit reduces, and any such loss increases, the amount of the Actual Matched Portfolio.

                (f)     For the purposes of Clause 5.2(e)(ii) above:

                        (i) an adjustment for profit or loss in respect of Non-Technical Assets and Liabilities in relation to bad debts will only be recognised if:

                                (1)     the principal debtor or creditor
                                        concerned becomes Insolvent ("INSOLVENT" shall mean a reinsurer that has been declared insolvent by any court with competent jurisdiction or has been placed into liquidation or receivership (whether voluntary or involuntary) or there has been instituted against the reinsurer proceedings for the appointment of a receiver, liquidator (including a provisional liquidator), administrator (subsequent to formal court proceedings, and only for the time that such reinsurer is in administration), rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of the reinsurer's assets or control of the reinsurer's operation) between 1 January 2002 and the Completion Date inclusive;

                                (2) it arises due to a new claims position that the London market has adopted between 1 January 2002 and the Completion Date;

                                (3)     it arises in accordance with Clause
                                        2.3.5 above;

                                (4) it arises from an amount due from or to an Affiliate of the Seller not being realised at book value as at 31 December 2001 (except to the extent recognised under Clause 5.2(f)(i)(3);

                        (ii) The stipulated accounting treatment of restructuring provisions and employee incentive payments set out in Clauses 2.3.2 and 2.3.3 above applies.

                        (iii) Except in relation to 5.2(f)(i)(4) and (ii) above, the maximum net loss to be taken into account will be $14 million, with the first $7 million of loss to



                                       85


                                be disregarded (i.e., the maximum loss
                                adjustment to the Completion Adjustment is $7 million).

                (g) The "NPV OF THE ACTUAL MATCHED PORTFOLIO" shall be the net present value of the Actual Matched Portfolio as at 31 December 2001, calculated as the sum of (i) and (ii) less (iii) below:

                        (i) for years 2003 and subsequent the respective assumed cash flows, which are assumed to occur on 30 June of each calendar year, contained in the Actual Matched Portfolio, discounted as at the Completion Date using the U.S. Government Treasury strip yield curve (interpolated on a straight-line basis for dates not identified on the curve), annualized, as reported by Bloomberg on the Fair Market Yield Curve History Page as at close of business on the Completion Date or the last business day prior to the Completion Date if the Completion Date is not on a business day;

                        (ii) for 2002 the Assumed Payment Profile cash flow of $376,800,000 (three hundred and seventy six million and eight hundred thousand dollars), will be divided equally into 12 amounts of $31,400,000 (thirty one million and four hundred thousand dollars) ("MONTHLY Payment"). For 2002 the net present value is the sum of (a) the numbers of months in 2002 through completion multiplied by the undiscounted Monthly Payment, and (b) the remaining Monthly Payments assumed to occur on the fifteenth day of the month, discounted to the Completion Date using the U.S. Government Treasury strip yield curve, derived as in Clause 5.2(g)(i) above, except using the relevant monthly rate (interpolated on a straight line basis as appropriate);

                        (iii) the amount of the actual Investment Income reported in the Completion Accounts for the period from 1 January 2002 to the Completion Date inclusive.

5.3     CALCULATION

5.3.1   If the NPV of the Assumed Matched Portfolio is:

                (a) greater than the NPV of the Actual Matched Portfolio, then the amount of the difference shall be the Matched Portfolio Adjustment, which for the purposes of the formula in Clause 4.1 shall be deemed to be a positive; or

                (b) less than the NPV of the Actual Matched Portfolio, then the amount of the difference shall be the Matched Portfolio Adjustment, which for purposes of the formula in Clause 4.1 shall be deemed to be a negative.

5.4     PAYMENT

        The Completion Adjustment shall be paid by the Buyer or the Seller (as appropriate) in accordance with the provisions of Clause 3 of this Agreement.

5.5     MANIFEST ERROR

        In the event of a manifest error in the Pro Forma Balance Sheet or Worked Example, correcting adjustments will be made.

5.6     INTERACTION WITH OTHER PROVISIONS

5.6.1 Subject to the due performance of Clause 3.6, if either party shall have any claim against the other party under this Agreement in respect of any liability or deficiency which is taken into account in the Completion Accounts the amount of such liability or deficiency so taken into account shall be deducted from the amount of such party's claim but, save as aforesaid, preparation and acceptance of the Completion Accounts by either party shall be without prejudice to any claim which either party may have against the other party under or in respect of any breach of this Agreement.



                                       86


                                     PART II

                                 WORKED EXAMPLE

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]


                                   SCHEDULE 8

                               NOVATION AGREEMENT

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]


                                   SCHEDULE 9

                MAC THRESHOLDS - (MAC 4.6 ILLUSTRATION 19_6.XLS)

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]


                                   SCHEDULE 10

                            PENSION SUBSTITUTION DEED

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]




                                       87


                                   SCHEDULE 11

                            REINSURANCE RECOVERABLES

   [Exhibit/Schedule omitted. Registrant undertakes to provide a copy of said
               Exhibit/Schedule to the Commission upon request.]



EXECUTED by the parties:



        Signed by

        ROBERT DEUTSCH

        duly authorised representative
        of /for and on behalf of


        CONTINENTAL
        CASUALTY COMPANY








        Signed by

        COLIN GRAHAM BIRD

        duly authorised representative
        of /for and on behalf of


        TAWA UK LIMITED


LN235275.15





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